Exhibit 10.1

SECURITIES PURCHASE AGREEMENT

among

MONEY TRANSFER ACQUISITION INC.

“Purchaser”

and

GLOBAL PAYMENTS INC., GP FINANCE, INC., LATIN AMERICA

MONEY SERVICES, LLC AND DOLEX EUROPE, S.L.

“Shareholders”

Dated as of November 18, 2009

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(continued)

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(continued)

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(continued)

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(continued)

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(continued)

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Exhibit	Description

Exhibit A	Release
Exhibit B	Transition Services Agreement
Exhibit C	Sample Calculation of Minimum Weekend Cash
Exhibit D	Sample Calculation of Working Capital

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Schedules	Description

Schedule 3.1(a)	Organization and Qualification
Schedule 3.1(b)	Company Subsidiary(ies)
Schedule 3.1(c)	Outstanding Capital Stock and Other Equity Interests
Schedule 3.1(d)	Shareholders
Schedule 3.2	No Violation
Schedule 3.4	Financial Statements
Schedule 3.5(a)	Owned Real Property
Schedule 3.5(a)(ii)	Owned Real Property Liens
Schedule 3.5(a)(iii)	Owned Real Property Claims
Schedule 3.5(b)	Leased Real Property
Schedule 3.5(c)	Personal Property Lease(s)
Schedule 3.6	Material Contracts
Schedule 3.7(a)	Intellectual Property
Schedule 3.7(b)	Grants of Licenses or Other Rights to Company Intellectual Property Rights
Schedule 3.7(c)	Licensed Intellectual Property Rights
Schedule 3.7(e)	Company Owned Software
Schedule 3.8	Environmental Matters
Schedule 3.9	Litigation
Schedule 3.10	Absence of Certain Changes
Schedule 3.11	Labor and Employment Matters
Schedule 3.12	Employee Benefit Plans
Schedule 3.12(d)	ERISA
Schedule 3.12(i)	Employee Payments
Schedule 3.12(j)	Foreign Plan(s)
Schedule 3.13	Taxes
Schedule 3.13(f)	Company Tax Returns
Schedule 3.14(a)	Compliance with Laws; Permits and Orders
Schedule 3.14(b)	Money Transmitter Licenses and Material Permits
Schedule 3.14(d)	Wire Transfers
Schedule 3.15	Company Brokers and Finders
Schedule 3.16(a)	Company Indebtedness
Schedule 3.17(a)	Surety, Indemnity, and Other Bonds
Schedule 3.17(b)	Applicable Policies
Schedule 3.18(b)	Export Control and Trade Embargo Laws
Schedule 3.18(c)	Antiboycott Prohibitions and Exports
Schedule 3.19	Affiliated Transactions
Schedule 3.20	Powers of Attorney
Schedule 3.21	Bank and Other Accounts
Schedule 3.24	Correspondents
Schedule 3.25	Seller Guaranties
Schedule 3.26	Acquisitions
Schedule 3.28	Weekend Advances
Schedule 4.4	Purchaser Governmental Approval and Consents

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Schedule 4.5	Purchaser Brokers and Finders
Schedule 4.7	Change of Control Requirements
Schedule 7.4	Consents
Schedule 7.9	Company Government Consents
Schedule 8.7	Purchaser Government Consents
Schedule 9.1	Post Closing Employee Benefit Plans Obligations
Schedule 12.1	Additional Indemnification
Schedule 15.1(b)	Dolex Envíos Standard Employment Letter(s) and Europhil Standard Employment Letter(s)

ii

SECURITIES PURCHASE AGREEMENT

THIS SECURITIES PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of November 18, 2009, among Money Transfer Acquisition Inc., a Delaware corporation (“Purchaser”), Global Payments Inc., a Georgia corporation (“GPN”), GP Finance, Inc., a Delaware corporation (“GP Finance”), Latin America Money Services, LLC, a Delaware limited liability company (“LAMS”), and Dolex Europe, S.L., a sociedad de responsabilidad limitada organized under the laws of Spain (“Dolex Europe”) (collectively, “Shareholders” or “Sellers”, each a “Shareholder” or “Seller”).

Background

GPN owns all of the issued and outstanding membership interests of and is the sole member of LAMS.

LAMS owns all of the issued and outstanding shares of the capital stock of Dolex Dollar Express, Inc., a Texas corporation (“Dolex Dollar”), which in turns owns (a) Forty-Nine Thousand Nine Hundred Ninety-Nine (49,999) Class A shares and Thirteen Million Eight Hundred Fifty Thousand (13,850,000) Class B shares of the issued and outstanding shares of Dolex Envíos, S.A. de C.V. (“Dolex Envíos”), a sociedad anonima de capital variable organized under the laws of Mexico and (b) Four Thousand Nine Hundred Ninety-Nine (4,999) shares of Dolex Envíos de Guatemala, S.A., a sociedad anonima organized under the Laws of Guatemala (“Dolex Guatemala”).

GP Finance owns (a) one (1) Class A share of the issued and outstanding shares of Dolex Envíos, which are all of the issued and outstanding shares of Dolex Envíos that are not owned by Dolex Dollar, and (b) one (1) Class A share of the issued and outstanding shares of Dolex Guatemala, which are all of the issued and outstanding shares of Dolex Guatemala that are not owned by Dolex Dollar.

Dolex Europe owns all of the issued and outstanding shares of the share capital of United Europhil, S.A. (“Europhil”), a sociedad anonima organized under the Laws of Spain.

The membership interests, shares of capital stock or other equity interests of Dolex Dollar, Dolex Envíos (other than shares of Dolex Envíos owned by Dolex Dollar), Dolex Guatemala (other than shares of Dolex Guatemala owned by Dolex Dollar) and Europhil shall be referred to as the “Shares.”

Dolex Dollar, Dolex Envíos, Dolex Guatemala and Europhil shall be collectively referred to herein as the “Companies,” and each a “Company.” All references to a Company shall also include references to the Subsidiaries of such Company.

Shareholders desire to sell and Purchaser desires to purchase the Shares, for the consideration and on the terms set forth in this Agreement.

Certain capitalized terms used in this Agreement are defined in Section 15.1 of this Agreement.

In consideration of the mutual representations, warranties, covenants and agreements contained in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1

PURCHASE AND SALE OF THE SHARES

1.1 Purchase and Sale of the Shares.

On and subject to the terms and conditions of this Agreement, at the Closing, Shareholders shall sell, and Purchaser shall purchase, the Shares free and clear of any and all Liens, except for restrictions on resale pursuant to applicable state and federal securities laws.

1.2 Purchase Price.

The purchase price for the Shares shall be an amount equal to (such amount, the “Purchase Price”): (a) the Company Value as of the end of the month preceding the Closing Date, plus, (b) the Operating Working Capital, minus (c) the Minimum Weekend Cash, provided that if the Company Value is less than Eighty-Five Million Dollars ($85,000,000.00) plus the Minimum Weekend Cash, then the Minimum Weekend Cash shall be reduced on a dollar for dollar basis by the difference between (i) Eighty-Five Million Dollars ($85,000,000.00) plus the Minimum Weekend Cash and (ii) the Company Value. For illustrative purposes only, if (A) Minimum Weekend Cash equals $6,500,000, and (B) Company Value equals $92,000,000 (Company Value is greater than $91,500,000, which is $85,000,000 plus $6,500,000), then there shall be no reduction to the Minimum Weekend Cash and the Purchase Price shall be reduced by a Minimum Weekend Cash amount equal to $6,500,000, so in this example the Purchase Price without other adjustments pursuant to this Section 1.2 would be $85,500,000. Alternatively, for example, if (1) Minimum Weekend Cash equals $6,500,000, and (2) Company Value equals $90,000,000 (Company Value is less than $91,500,000, which is $85,000,000 plus $6,500,000), then Minimum Weekend Cash shall be reduced by an amount equal to $1,500,000 ($91,500,000 less the Company Value of $90,000,000) to $5,000,000 and the Purchase Price shall be reduced by a Minimum Weekend Cash amount equal to $5,000,000, so in this example the Purchase Price without other adjustments pursuant to this Section 1.2 would be $85,000,000.

1.3 Purchase Price Adjustment.

(a) Subject to compliance with Sections 5.2(v) and 5.7 hereof, prior to the Closing Date, the Shareholders shall (and shall be entitled to) withdraw cash from each Company in an amount equal to the Working Capital, if a positive number, as of the most recent date preceding the Closing Date that the Working Capital can be calculated.

(b) Within ninety (90) days after the Closing Date, Purchaser may deliver to the Shareholders’ Representative a statement (the “Purchaser Closing Statement”), setting forth the Purchaser’s determination of the Purchase Price, including the Operating Working Capital and the other components of the Purchase Price as of the Closing Date, calculating the components of the Purchase Price including the Operating Working Capital described in Section 1.2 hereof, which shall be prepared and calculated in accordance with this Agreement.

(c) After the receipt by the Shareholders’ Representative of the Purchaser Closing Statement and until such time as the final Purchase Price is determined in accordance with this Section 1.3, the Shareholders’ Representative and its authorized representatives shall have full access during reasonable business hours upon prior written notice to the working papers of Purchaser, the Companies and their respective representatives relating to the Purchaser Closing Statement and the calculations set forth thereon. Unless the Shareholders’ Representative, within thirty (30) days after receipt of the Purchaser Closing Statement, gives Purchaser written notice objecting thereto and specifying, in reasonable detail, the basis for each such objection and the amount in dispute (“Notice of Objection”), such Purchaser Closing Statement and the final Purchase Price resulting therefrom shall be binding upon Purchaser and the Shareholders. Any Notice of Objection shall specify (i) in reasonable detail the nature and amount of any disagreement so asserted, and (ii) only include disagreements based on the differences between the Estimated Closing Statement and the Purchaser Closing Statement and the calculation of the components of the Purchase Price in accordance with Section 1.2 hereof not being prepared and calculated in accordance with this Agreement. If a timely Notice of Objection is received by Purchaser, then the Purchaser Closing Statement (as revised in accordance with clauses (A) or (B) below) shall become final and binding upon the Parties on the earlier of (A) the date the Shareholders’ Representative and Purchaser resolve in writing any differences they have with respect to any matter specified in the Notice of Objection and (B) the date any matters properly in dispute are finally resolved in writing by the Accounting Firm (as defined below). During the thirty (30) days immediately following the delivery by the Shareholders’ Representative to Purchaser of a Notice of Objection, the Shareholders’ Representative and Purchaser shall seek in good faith to resolve in writing any differences that they may have with respect to any matter specified in the Notice of Objection. At the end of such thirty (30) day period, the Shareholders’ Representative and Purchaser shall submit to an accounting firm jointly selected by the Shareholders’ Representative’s accountants and the Purchaser’s accountants (the “Accounting Firm”) for review and resolution of any and all matters (but only such matters) which remain in dispute. Purchaser and the Shareholders’ Representative shall instruct their respective accountants to select the Accounting Firm in good faith within ten (10) days of the conclusion of the aforementioned 30-day period. If either the Purchaser’s or the Shareholders’ Representative’s accountants shall not be willing to select the Accounting Firm within such 10-day period, the other accountant shall select the accounting firm. If the Purchaser’s or the Shareholders’ Representative’s accountants cannot agree upon the Accounting Firm within such 10-day period, within an additional five (5) days, they shall each designate an accounting firm who has not performed work in the last two (2) years for either the Shareholders or Purchaser or their respective Related Persons and the Accounting Firm shall be selected by lot from those two (2) accounting firms. If only one of the Shareholders’ Representative’s and Purchaser’s accountants shall so designate a name of an accounting firm for selection by lot, such accounting firm shall be the Accounting Firm. The Accounting Firm so selected shall be instructed to review and resolve any and all matters (but only such matters) which remain in dispute and which were properly included in the Notice of Objection. Purchaser and the Shareholders’ Representative shall instruct the Accounting Firm to make a final determination of the items included in the Purchaser Closing Statement (to the extent such amounts are in dispute) in accordance with the guidelines and procedures set forth in this Agreement. Purchaser and the Shareholders’ Representative will cooperate with the Accounting Firm during the term of its engagement. Purchaser and the Shareholders’ Representative shall instruct the Accounting Firm not to assign a value to any item in dispute greater than the greatest value for such item assigned by Purchaser, on the one hand, or the Shareholders’ Representative, on the other hand, or less than the smallest value for such item assigned by Purchaser, on the one hand, or the Shareholders’ Representative, on the other hand. Purchaser and the Shareholders’ Representative shall also instruct the Accounting Firm to make its determination based solely on presentations by Purchaser and the Shareholders’ Representative that are in accordance with the guidelines and procedures set forth in this Agreement (i.e., not on the basis of an independent review). Notwithstanding the foregoing, if the Accounting Firm shall disregard the Purchaser and the Shareholders’ Representative’s instructions in performing its services under this Section 1.3(c), the Accounting Firm’s final resolution shall remain binding as set forth below. The Purchaser Closing Statement and the resulting final Purchase Price shall become final and binding on the Parties on the date the Accounting Firm delivers its final resolution in writing to Purchaser and the Shareholders’ Representative (which final resolution shall be requested by the Parties to be delivered not more than forty-five (45) days following submission of such disputed matters). All of the fees and expenses of the Accounting Firm pursuant to this Section 1.3(c) shall be borne equally by the Shareholders’ Representative and the Purchaser.

(d) If the final Purchase Price (as determined pursuant to Section 1.3(c)) exceeds the Estimated Purchase Price, then Purchaser shall pay the Shareholders’ Representative, for the benefit of the Shareholders, the amount of such excess, as directed by the Shareholders’ Representative. If the final Purchase Price (as determined pursuant to Section 1.3(c)) is less than the Estimated Purchase Price, then the Shareholders shall pay the Purchaser the amount of such shortfall, as directed by the Purchaser. Payments pursuant to this Section 1.3(d) shall be made by wire transfer of immediately available funds as follows: (i) if no Notice of Objection is delivered by the Shareholders’ Representative, such amount shall be paid within three (3) Business Days of the earlier of the expiration of the thirty (30) day period for delivery of such Notice of Objection and the date of delivery by the Shareholders’ Representative of written notice that the Purchaser Closing Statement will be accepted without objection; or (ii) if Notice of Objection is delivered by the Shareholders’ Representative, (A) any net undisputed amount due from Shareholders to Purchaser or from Purchaser to Shareholders (as the case may be) shall be paid within three (3) Business Days after delivery of such Notice of Objection, and (B) the remaining amount, if any, due from Shareholders to Purchaser or Purchaser to Shareholders (as the case may be) shall be paid within three (3) Business Days after the date all disputed items are finally resolved pursuant to Section 1.3(c). Any payments owed to the Shareholders by Purchaser under this Section 1.3(d) shall be deposited in an account or accounts designated by the Shareholders’ Representative. Any payments owed to Purchaser by Shareholders under this Section 1.3(d) shall be deposited in an account or accounts designated by Purchaser. Any amounts not paid when required pursuant to this Section 1.3(d) shall bear interest compounded annually from the required date of payment to the date of actual payment at the prime rate of interest reported from time to time in The Wall Street Journal, Eastern Edition, as the prime rate plus five percent (5%).

1.4 Payment of Purchase Price.

On the Closing Date, Purchaser shall pay or deliver to Shareholders the Estimated Purchase Price by wire transfer in immediately available funds to an account designated in writing at least three (3) Business Days prior to Closing by Shareholders, net of any Tax withholdings required in connection with the Shares of Dolex Envíos or Dolex Guatemala owned by GP Finance. A Federal Reserve Reference Number shall be requested by Purchaser at the time of the transfer for the purpose of assisting Shareholders in confirming receipt of the transfer.

1.5 Allocation of Purchase Price.

Prior to Closing, Purchaser and Shareholders shall mutually agree upon a statement (the “Allocation Statement”) setting forth the value of the purchased assets which shall be used for the allocation of the Purchase Price (together with any assumed liabilities) among the purchased assets. The Allocation Statement will reflect an allocation of the Purchase Price to Dolex Dollar (with Four Million Four Hundred Thousand Dollars ($4,400,000) of the amount allocated to Dolex Dollar to be allocated to Dolex Envíos) and Europhil pro rata based upon the percentage of TTM EBITDA as of the end of the month prior to the Closing Date allocable to their respective operations. The Allocation Statement shall be determined in accordance with Section 1060 of the Code and the applicable Treasury Regulations. Shareholders and Purchaser agree to report an allocation of such Purchase Price among the purchased assets in a manner entirely consistent with the Allocation Statement and agree to act in accordance with such Allocation Statement in the preparation of financial statements and filing of all Tax Returns (including, without limitation, filing Internal Revenue Service Form 8594 with its federal income tax return for the taxable year that includes the Closing Date) and in the course of any Tax audit, Tax review or Tax litigation matter relating hereto. To the extent that the Purchase Price is adjusted pursuant to this Agreement, the Allocation Statement shall be adjusted accordingly and the Purchaser and Shareholders shall file supplement Internal Revenue Service Form 8594s consistent with such adjustment.

ARTICLE 2

PROCEDURE FOR CLOSING

2.1 Time and Place of Closing.

The consummation of the purchase and sale contemplated by this Agreement (the “Closing”) shall be held at the offices of Alston & Bird LLP, 90 Park Avenue, New York, New York 10016 as soon as possible, but in no event earlier than fifteen (15) Business Days after satisfaction or waiver of the conditions set forth in Article 7 and Article 8 (other than those conditions that by their terms are to be satisfied at Closing, but subject to the satisfaction or waiver of such conditions), commencing at 10:00 A.M., local time, or at such other time and place (including remotely via the exchange of documents and signatures) as the Parties hereto may agree in writing (the date on which the Closing actually occurs is hereinafter referred to as the “Closing Date”). The Closing shall be effective as of 12:01 AM local time on the Closing Date (the “Effective Time”).

2.2 Transactions at the Closing.

At the Closing, each of the following shall be delivered:

(a) Shareholders shall deliver to Purchaser (i) certificates representing the Shares, duly endorsed (or accompanied by duly executed stock powers, (A) including in the case of the Dolex Envíos shares owned by GP Finance, showing the legend “endoso en propiedad” or (B) including in the case of the Dolex Guatemala shares owned by GP Finance, showing any legend or with any other instrument required to transfer such shares in accordance with applicable Laws) for transfer to Purchaser; provided that, in the case of Europhil, Dolex Europe shall deliver to Purchaser deeds proving the subscription or purchase of shares by Dolex Europe, duly stamped by the notary public, (ii) if any of the shares of Dolex Envíos or Dolex Guatemala owned by Dolex Dollar are not in the possession of or registered in the name of Dolex Dollar certificates representing such Shares of Dolex Envíos or Dolex Guatemala issued in the name of Dolex Dollar, (iii) to the extent not in the possession of any Company, minute books, share, membership or other equity interest transfer ledgers, registers or records and other corporate records of the Companies, including, without limitation, copies of the instructions to the corporate secretary of Dolex Envíos and of Dolex Guatemala, as applicable, to make the necessary notations in the stock register of each Company reflecting the transfer of the Shares as set forth herein, and (iv) the items set forth in Article 7. The documents and certificates to be delivered hereunder by or on behalf of Shareholders on the Closing Date shall be in form and substance reasonably satisfactory to Purchaser and its counsel.

(b) Purchaser shall deliver to Shareholders (i) by wire transfer of immediately available funds to an account designated by the Shareholders an amount equal to the Estimated Purchase Price and (ii) the items set forth in Article 8. The documents and certificates to be delivered hereunder by or on behalf of the Purchaser on the Closing Date shall be in form and substance reasonably satisfactory to the Shareholders and their counsel.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF SHAREHOLDERS

Each of the Shareholders, jointly and severally, hereby represent and warrant to Purchaser that:

3.1 Organization and Qualification.

(a) Dolex Dollar is a corporation duly organized, validly existing and in good standing under the Laws of the State of Texas. Europhil is a sociedad anonima duly organized, validly existing and in good standing under the Laws of Spain. Dolex Envíos is a sociedad anonima de capital variable duly organized, validly existing and in good standing under the Laws of Mexico. Dolex Guatemala is a sociedad anonima duly organized, validly existing and in good standing under the Laws of Guatemala. The Companies are respectively duly qualified and in good standing as a foreign limited liability company, foreign corporation, sociedad anonima or sociedad anonima de capital variable in each of the jurisdictions set forth by their name on Schedule 3.1(a), which are all jurisdictions where the nature and conduct of their respective businesses as now conducted requires such qualification, registration or licensing, except where the failure to be so qualified, registered or licensed could not reasonably be expected to have a Material Adverse Effect. Shareholders have furnished to Purchaser a complete and correct copy of the Companies’ respective Organizational Documents, each as amended or restated, as currently in effect and as in effect as of the Closing. The Companies are not in violation of any of the provisions of their Organizational Documents. The minute books of the Companies respectively contain in all material respects complete and accurate records of all actions taken and resolutions adopted by such Company’s board of directors (or similar governing body) and shareholders or equityholders, as applicable, since its organization. The stock, membership interest or other equity interest transfer ledger of each Company accurately reflects the ownership of the capital stock, membership interest or other equity interests of such Company. Complete and accurate copies of all the minute books of the Companies and the stock (or membership interest or other equity interest) transfer ledger of the Companies have been provided to Purchaser.

(b) Each Subsidiary of any Company is set forth on Schedule 3.1(b). The Companies’ ownership of the outstanding shares of capital stock or other equity interests of each Subsidiary is reflected on Schedule 3.1(b) and, with respect to each Subsidiary that is not wholly-owned by the Companies, any Person that owns any shares of capital stock or equity interests in such Subsidiary. Each Subsidiary is validly existing and in good standing under the laws of the state or country of its incorporation or formation as set forth on Schedule 3.1(b). Each Subsidiary is duly qualified, registered or licensed to do business, as applicable, and in good standing as a foreign corporation or similar entity in all jurisdictions where the nature or conduct of its business as now conducted requires such qualification, registration or licensing, except where the failure to be so qualified, registered or licensed could not reasonably be expected to have a Material Adverse Effect. A correct and complete copy of the Organizational Documents, each as amended or restated as currently in effect and as in effect as of the Closing, of each Subsidiary has been provided to Purchaser. No Subsidiary is in violation of any of the provisions of its Organizational Documents.

(c) All of the issued and outstanding shares of capital stock or other equity interests of each class and series of the Companies are identified on Schedule 3.1(c) and, on the date hereof, are duly and validly issued and outstanding and are fully paid and nonassessable and were issued pursuant to all applicable federal, state or foreign securities laws. No shares of the capital stock or other equity interests of any class or series of the Companies are reserved for issuance. No Company has any obligation to issue any additional shares of its capital stock or other equity interests of any class or series, or securities convertible into or exchangeable for shares of the capital stock or other equity interests of any class or series of the Companies. There are no outstanding rights to either demand registration of any shares of the capital stock or other equity interests of any class or series of the Companies under the Securities Act or the securities laws of any country or Governmental Body or to sell any shares of the capital stock or other equity interests of any class or series of the Companies in connection with such a registration. None of the Shares or any shares of the capital stock or other equity interests of any Subsidiary of any Company has been issued in violation of any preemptive rights of the current or past shareholders or other equity owners of the Companies. No Rights relating to the Shares or any shares of the capital stock or other equity interests of any Subsidiary of any Company are issued or outstanding nor are there any agreements, written or oral, providing for the issuance of any Rights relating to the capital stock or other equity interests of any class or series of the Companies. Neither the Companies nor any Subsidiary owns, or has any Contract or Right to acquire, any equity securities or other securities of any Person or any direct or indirect equity or ownership interest in any other business or Person.

(d) Each Shareholder is the owner of all right, title and interest (legal and beneficial) in and to that number of Shares set forth next to its name on Schedule 3.1(d) which combined represent 100% of the Shares and each Company is the owner of all right, title and interest (legal and beneficial) in and to that number of shares of capital stock or other equity interests of the Subsidiary of a Company set forth next to its name on Schedule 3.1(d), free and clear of all Liens, except for restrictions on resale pursuant to applicable state, federal and foreign securities Laws. Upon delivery of certificates representing the Shares to be sold by Shareholders hereunder and payment therefor pursuant to this Agreement, good, valid and marketable title to such Shares, free and clear of all Liens, will be transferred to the Purchaser (except with respect to the shares of Europhil, which shall be transferred, at Closing, by means of the granting of a public deed before a Spanish notary public who will stamp the deeds delivered at Closing in accordance with Section 2.2(a) of this Agreement).

(e) Notwithstanding anything to the contrary contained herein, Dolex Guatemala (i) has not at any time engaged in any trade or business except to facilitate the opening of bank accounts and Correspondent Contracts (for Companies other than Dolex Guatemala) in connection with the business of the Companies, had any employees or owned or leased any real property or tangible assets and (ii) does not now have any assets or properties (other than funds held in the bank accounts described in Schedule 3.21) or any Liabilities.

3.2 No violation.

Except as set forth in Schedule 3.2, the execution, delivery and performance by each Shareholder of this Agreement or any other instrument or document executed and delivered hereunder by such Shareholder and the consummation by such Shareholder of the transactions contemplated hereby: (a) does not conflict with the Organizational Documents of any Company or any Shareholder, (b) does not violate any provisions of Law or any Order of any court or any Governmental Body to which any Shareholder or any Company is subject or by which any of their assets or properties are bound, (c) does not result in the creation or imposition of any Lien on the Shares or on any assets or properties of any Company, and (d) does not conflict with, result in a breach of or constitute a Default under, any Contract to which any Shareholder or any Company is a party or by which any Shareholder or any Company, or any of their assets or properties are bound. Except as set forth in Schedule 3.2, no notice to, filing with, or Consent of, any Governmental Body or any other Third Party is necessary for the consummation by any Shareholder or any Company of the transactions contemplated in this Agreement.

3.3 Power and Authority; Validity; Enforceability.

Each Shareholder is validly existing and in good standing under the laws of the state or country of its incorporation or formation and has full power and authority to enter into the Purchase Documents to which it is a party, and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by each Shareholder of each of the Purchase Documents to which such Shareholder is a party has been duly and validly authorized and approved by all necessary action on the part of such Shareholder. The Purchase Documents to which each Shareholder is, or at Closing will be, a party have been duly executed and delivered, and constitute legal, valid, and binding obligations of each Shareholder enforceable against such Shareholder in accordance with their respective terms, except as enforceability may be limited by applicable equitable principles (whether applied in a proceeding at law or in equity) or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, by the exercise of judicial discretion in accordance with general equitable principles, and by equitable defenses that may be applied to the remedy of specific performance.

3.4 Financial Statements; Books and Records; and Deficiencies.

(a) Schedule 3.4 contains complete and correct copies of the audited statement of income, balance sheet and cash flow from operations of each Company and its Subsidiaries (in some instances, consolidated or combined with a Related Person) as of May 31, 2006, May 31, 2007, May 31, 2008 and May 31, 2009 and for the twelve months then ended (provided that the audited financial statements of Europhil as of and for the year ended May 31, 2009 are not included in Schedule 3.4) and the unaudited statement of income and balance sheet of Europhil (consolidating with a Related Person)

as of May 31, 2009 and for the twelve months then ended (the “Europhil 2009 Unaudited Financial Statements”, together with such audited financial statements, collectively, the “Financial Statements”). Schedule 3.4 contains the (i) the consolidating unaudited balance sheets and related statements of income for Dolex Dollar, Dolex Guatemala and Dolex Envíos, (ii) unaudited balance sheets and related statements of income for Europhil, and (iii) combining unaudited balance sheets and related statements of income for Dolex Dollar, Dolex Envíos, Dolex Guatemala and Europhil (combined with Dolex Europe and LAMS), in each case as of and for the portion of the Companies’ fiscal year ended as of August 31, 2009, September 30, 2009 and October 31, 2009 (collectively, the “Interim Financial Statements”). Schedule 3.4 contains, for the calendar months ended August 31, 2009, September 30, 2009 and October 31, 2009 a monthly reporting package, including without limitation a revenue summary and branch metrics (the “Current Monthly Reporting Packages”). Except as set forth on Schedule 3.4, the Financial Statements (A) are in accordance with the Books and Records of each Company, (B) have been prepared in accordance with GAAP and (C) present fairly the financial position of each Company as of the dates indicated and the results of its operations for the twelve-month period then ended. The Interim Financial Statements, Europhil 2009 Unaudited Financial Statements and the Pre-Closing Financial Statements (1) are (or will be) in accordance with the Books and Records of each Company, (2) have been (or will have been) prepared in accordance with GAAP (except for the inclusion of footnotes) and (3) present (or will present) fairly the financial position whether consolidated or combined, as the case may be, of Dolex Dollar, Dolex Envíos, Dolex Guatemala and Europhil as of the dates indicated. The Current Monthly Reporting Packages have been and the Pre-Closing Monthly Reporting Packages will be prepared in accordance with the Books and Records of each Company. Purchaser acknowledges and agrees that the Financial Statements, the Pre-Closing Financial Statements, Europhil 2009 Unaudited Financial Statements and Interim Financial Statements do not reflect the cost of Corporate Charges.

(b) No consultant, Governmental Body or auditor has notified the Shareholders or any Company of any deficiencies or risks in any such Company’s policies or procedures relating to (i) anti-money laundering, (ii) blocked persons or sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (OFAC), or (iii) the U.S. Foreign Corrupt Practices Act, as amended, and its purposes, and any other anti-corruption law applicable in a jurisdiction in which any Company may have conducted business, which deficiency or risk has not been addressed to the reasonable satisfaction of such Governmental Body or auditor, and which deficiency or risk could reasonably be expected to have a Material Adverse Effect on the applicable Company.

(c) As of the Closing Date, none of the Companies shall have any GAAP Liabilities (other than current Liabilities included in the determination of Operating Working Capital).

3.5 Property.

(a) Schedule 3.5(a) contains a list of all Owned Real Property and of each obligation of the Companies or the Subsidiaries to acquire any real property.

(i) The Shareholders have made available to Purchaser copies of the deeds or other instruments (as recorded) by which the applicable Company or Subsidiary acquired such real property and interests, and copies of all title insurance policies in the possession or control of the Company, the Subsidiaries or any Related Person.

(ii) The Company and the Subsidiaries own with good and marketable title all Owned Real Property, and except as set forth on Schedule 3.5(a)(ii) there are no Liens thereon (other than Permitted Encumbrances).

(iii) Except as set forth on Schedule 3.5(a)(iii), there are no proceedings, claims, disputes or conditions affecting the Owned Real Property that could reasonably be expected to curtail or interfere with the current use and operation of such Owned Real Property.

(iv) The applicable Company or Subsidiary has all Permits (other than Permits under Money Transmitter Laws or relating to check cashing) for the activities conducted on the Owned Real Property and all utilities with respect to such Owned Real Property have been timely and properly paid except, in each case, as such failure to have any such Permit or pay any such utility could not reasonably be expected to have a Material Adverse Effect.

(v) No Company conducts any business from, employs any Person at or has any property (other than fixtures relating to such Owned Real Property) at the Owned Real Property in Morocco.

(b) Schedule 3.5(b) sets forth a list, including the address and monthly lease payment, of each lease or similar agreement under which any Company or Subsidiary is lessee of, or holds or operates, any real property or interest in real property (the “Leased Real Property”).

(i) The Shareholders have provided or made available to Purchaser a true, correct and complete copy of each lease agreement related to the Leased Real Property, as amended if applicable, and effective as of the date hereof (each such lease, a “Lease”).

(ii) The applicable Company or Subsidiary has good leasehold interests in the Leased Real Property, free and clear of all Liens (other than Permitted Encumbrances).

(iii) Each Lease is in full force and effect and there is no existing Default, real or claimed, or, to the Knowledge of the Shareholders, event which with notice or lapse of time or both could reasonably be expected to constitute a Default thereunder by the applicable Company or Subsidiary, or any other party to such Lease.

(c) Except for Permitted Encumbrances, each Company has good and marketable title to all of the tangible personal property reflected as being owned by it on the Interim Financial Statements (except for personal property sold or otherwise disposed of since the Balance Sheet Date in the Ordinary Course of Business), which personal property constitutes, together with the leased personal property described below, all personal property necessary for conducting the business of such Company as presently conducted. Schedule 3.5(c) sets forth a true and complete list of each lease, sublease or license under which a Company is a lessee, lessor, sublessee, sublessor, licensee or licensor for personal property, and which provides for payments of more than $25,000 per year, has a term exceeding one (1) year and may not be canceled upon ninety (90) or fewer days’ notice without any liability, penalty or premium (each, as amended and in effect, a “Personal Property Lease”). The personal property owned or leased by each Company, taken as a whole, is adequate and in a condition sufficient to permit each Company to conduct its business in all material respects in the same manner as it is being conducted, subject to ordinary wear and tear.

(i) The Shareholders have provided or made available to Purchaser a true, correct and complete copy of each Personal Property Lease.

(ii) The applicable Company or Subsidiary has good leasehold interests in the Personal Property Leases, free and clear of all Liens (other than Permitted Encumbrances).

(iii) Each Personal Property Lease is in full force and effect and there is no existing Default, real or claimed, or, to the Knowledge of the Shareholders, event which with notice or lapse of time or both could reasonably be expected to constitute a Default thereunder by the applicable Company or Subsidiary, or any other party to such Personal Property Lease.

(d) The assets of each Company, including without limitation the Licenses, the Company Intellectual Property Rights, Permits, the Owned Real Property, the Leases, the Personal Property Leases and the Material Contracts, constitute all the material properties, assets and rights necessary to conduct the business of such Company, are suitable for the purposes for which they are used and intended and are free and clear of all Liens (other than Permitted Encumbrances). At all times, each Company has caused its material tangible assets to be maintained in good operating condition and repair, ordinary wear and tear excepted. All of the material tangible properties and assets owned, leased or used by any Company are located on property leased or owned by one of the Companies.

(e) Following the consummation of the transactions contemplated by this Agreement, each Company will continue to own, pursuant to good and marketable title, or will continue to lease or license, under valid and enforceable leasehold or license interests, free and clear of Liens other than Permitted Encumbrances, all material properties and assets.

3.6 Material Contracts.

Schedule 3.6 contains a correct and complete list of the following Contracts pursuant to which any Company has any rights or benefits or undertakes any obligations or liabilities (collectively with all Leases, the “Material Contracts”), true and correct copies of which Material Contracts have been made available to the Purchaser:

(a) all Contracts other than Leases that have a duration of more than two (2) years remaining and are not terminable without penalty upon ninety (90) days or less prior written notice by any party;

(b) all Contracts that require or could reasonably be expected to require any party thereto to pay $100,000 or more in any twelve (12) month period, or $500,000 or more in the aggregate;

(c) all employment (other than Europhil Standard Employment Letters and Dolex Envíos Standard Employment Letters), termination, collective bargaining, retention, change in control, compensation and bonus Contracts and plans, and all Contracts and plans providing for stock options or stock purchases, stock appreciation rights, pensions, severance payments (other than GPN Plans), deferred or incentive compensation, retirement payments or profit sharing, or other similar employee benefits with any current or (to the extent any Company has ongoing obligations under such Contracts) former employee, officer, director, shareholder or consultant of any Company;

(d) all Contracts that contain any restrictive covenant or confidentiality agreement (other than agreements relating solely to information about a customer’s business or services provided to the customer by the Company);

(e) all notes, bonds, indentures and other instruments and agreements evidencing, creating or otherwise relating to obligations for Company Indebtedness and guarantees by a Company of obligations of any Person other than another Company (other than guarantees by way of endorsement or negotiable instruments in the Ordinary Course of Business);

(f) all Contracts for capital expenditures under which any Company has remaining obligations in excess of $100,000 each;

(g) Contracts under which any Company is obligated to indemnify any Person other than agreements entered into in the Ordinary Course of Business;

(h) Contracts to loan money or extend credit to any other Person;

(i) Contracts constituting Affiliate Agreements;

(j) Contracts with banks or other Persons or financial institutions to which any Company transmits money for customers or uses for deposits other than customary Contracts entered into when opening or modifying accounts in the Ordinary Course of Business;

(k) Contracts with any Correspondent (the “Correspondent Contracts”);

(l) Contracts relating to the provision of any other services by a Company not relating to the transmission of money; or

(m) Contracts as to armored cars and coin and currency counting or pick-up.

Except as set forth in Schedule 3.6, (i) all of the Material Contracts are in full force and effect, no Company is in material Default under, and to the Knowledge of any Seller, no event has occurred which, with the passage of time or giving of notice or both, could reasonably be expected to result in any Company being in material Default under, any of the terms of the Material Contracts or could reasonably be expected to cause the acceleration of any material obligation of any Company, give rise to any right or termination or cancellation by any party other than the Companies, nor do the Sellers have Knowledge of, and no Company has received notice of, or made a written claim with respect to, any Default by any other party thereto, and (ii) none of the Material Contracts requires the consent of any other party thereto in connection with the transactions contemplated by this Agreement.

3.7 Intellectual Property.

(a) Schedule 3.7(a) sets forth a correct and complete list as of the date hereof of all: (i) Registered Intellectual Property and, if applicable, the jurisdictions in which such Registered Intellectual Property has been issued or registered or in which any application for such issuance or registration has been filed; and (ii) all unregistered trademarks, service marks, trade names, service names, or logos that are material to the conduct of the Companies’ business. The Companies own all rights to the Registered Intellectual Property listed on Schedule 3.7(a), free and clear of all Liens (except for Permitted Encumbrances). The Companies have taken all actions necessary to maintain the Registered Intellectual Property, including payment of applicable maintenance fees, filing of applicable statements of use, timely response to office actions and disclosure of any required information, and all assignments (and licenses where required) of the Registered Intellectual Property have been duly recorded with the appropriate Governmental Body. Schedule 3.7(a) includes a correct and complete list of all material actions that must be taken with any Governmental Body within ninety (90) days of the date hereof to maintain the registration of any Registered Intellectual Property. None of the Registered Intellectual Property has been adjudged invalid or unenforceable in whole or part and, to the Knowledge of the Shareholders, all Registered Intellectual Property is subsisting, valid and enforceable.

(b) The business of the Companies, as presently conducted and as previously conducted prior to the Closing, or the ownership of any of the Company Intellectual

Property Rights does not and did not infringe, violate, or misappropriate any Intellectual Property Rights of any Person. There are no suits, actions or proceedings pending or, to the Knowledge of the Shareholders, threatened with respect to the Companies or the conduct of their respective businesses infringing, violating or misappropriating the Intellectual Property Rights of any Person. The Company Owned Software and all Company Intellectual Property Rights are owned by the Companies free and clear of all Liens (except for Permitted Encumbrances). Except as set forth on Schedule 3.7(b), the Companies have not granted any licenses or other rights to such Company Owned Software or Company Intellectual Property Rights to any other Person (other than non-exclusive licenses granted in the Ordinary Course of Business).

(c) Schedule 3.7(c) contains a correct and complete list of all Intellectual Property Rights or any embodiments of any Intellectual Property Rights, such as Software, to which the Companies have received a license or right to use (the “Licensed Intellectual Property Rights” and, when referring only to Software, the “Company Licensed Software”), except for Software non-exclusively licensed that is generally available through retail stores, is otherwise subject to “shrink-wrap” or “click-through” license agreements, or is pre-installed in the Ordinary Course of Business as part of hardware (which, for purposes of clarity, remain “Licensed Intellectual Property Rights” and “Company Licensed Software” but which are not required to be listed). No Company is in material Default under any license (each a “License Agreement”) to the Company Licensed Software or to any other Licensed Intellectual Property Rights; nor, to the Knowledge of the Shareholders, is any other party thereto in Default under a License Agreement. Each such License Agreement is in full force and effect. The execution, delivery and performance of this Agreement will not give rise to a termination of, or have a Material Adverse Effect on, the right of the Companies to use and enjoy the Company Licensed Software or any other Licensed Intellectual Property Rights under the terms of the applicable License Agreements nor give rise to any termination right by the licensor or the right to increase fees or charge additional fees due to the consummation of the transactions contemplated under this Agreement.

(d) The Company Intellectual Property Rights and the Licensed Intellectual Property Rights comprise all material Intellectual Property Rights necessary and useful for the conduct of the Companies’ respective businesses, including without limitation all material Intellectual Property Rights used to run prepaid wireless, bill pay, the “Amigo” card, the “Amigo Latino Plus” card and Correspondent interfaces. To the Knowledge of the Shareholders, the validity and ownership of the material Company Intellectual Property Rights, and the validity of the material Licensed Intellectual Property Rights, has not been and is not being questioned or challenged in any Litigation and is not the subject of any threatened or proposed Litigation.

(e) Each Company owns, or possesses valid license rights in and to, the material computer software programs and database programs that are used in the conduct of such Company’s business as conducted as of the date hereof (collectively, the “Software”), including Software related to money transfer services, back office applications, ancillary services (such as prepaid wireless and bill payment), the “Amigo Latino” card, the “Amigo Latino Plus” card (stored value option) and Correspondent interfaces. Schedule 3.7(e) contains a correct and complete list and description of the material Software each Company developed and/or owns (the “Company Owned Software”). The Company Owned Software was either: (i) developed by employees of the Companies within the scope of their employment and has been fully assigned to the respective Company by Law or by valid written agreements, including without limitation any economic and moral rights that may otherwise belong to an employee, (ii) developed by independent contractors or consultants who have assigned all of their rights in and to the Company Owned Software to the Companies pursuant to valid written agreements, or (iii) otherwise acquired by the Companies from a third party pursuant to a valid written assignment of rights to the applicable Company. The Companies have a complete copy of the source code and all related computer files for the Company Owned Software necessary to allow a competent computer programmer familiar with software substantially similar to the Company Owned Software to compile object code versions of such Company Owned Software and have not provided copies of such source code to any other Person (other than employees and consultants of the Companies or Related Persons of the Companies in the Ordinary Course of Business and subject to appropriate confidentiality restrictions).

(f) The Company Owned Software, and, to the Knowledge of the Shareholders, all other Software used in the Companies’ respective businesses, is free of all “viruses,” “worms,” “trojan horses,” “time bombs,” “back doors,” and other infections or harmful routines designed to disrupt, disable, harm, distort or otherwise impede in any manner the legitimate operation of such Software, or any other associated Software, firmware, hardware, computer system or network.

(g) To the Knowledge of the Shareholders, no Person has gained unauthorized access to any IT Asset or data stored thereon (including any customer data or data about customers’ employees). “IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines, and all other information technology equipment, and associated documentation (excluding any public networks).

(h) No consultant, Governmental Body or auditor has notified the Shareholders of any deficiencies or risks relating to the Companies’ information systems, including without limitation deficiencies or risks as to the architecture or functionality of any such information systems, which deficiency or risk has not been addressed to the reasonable satisfaction of such Governmental Body or auditor and which deficiency or risk could reasonably be expected to have a Material Adverse Effect on the applicable Company.

(i) As of and following the Closing Date, (i) the Companies and their Related Persons will have a perpetual, worldwide, royalty-free, transferrable (solely as set forth herein) license (the “SVP License”) to the stored value platform software developed by the Companies, GPN and their Related Persons, including rights to any software licensed or acquired from FAL Software through the SVP Processing Transfer Date (together with each SVP Upgrade, the “Stored Value Platform Software”); (ii) the Companies’ rights under the SVP License shall be transferrable to Related Persons of the Companies and in connection with a sale of all or substantially all of the assets or stock of any Company or a Related Person of the Companies;, (iii) in the event a Company or a Related Person of a Company seeks to transfer the SVP License other than in accordance with Section 3.7(i)(ii), such transfer shall be made only pursuant to a royalty sharing agreement between the Purchaser and GPN, which royalty sharing agreement the Purchaser and GPN shall negotiate in good faith at fair market rates between the date hereof and the Closing Date, provided that if the Purchaser and GPN are unable to reach agreement on such royalty sharing agreement prior to the Closing Date, either the Purchaser or GPN may submit the issues in dispute with respect to such royalty sharing agreement to an independent party for resolution (with such independent party being selected pursuant to the provisions of Section 15.2 if the Parties are unable to agree to such independent party), with the parties equally bearing the costs of such process, (iv) the Companies shall be entitled to modify the SVP Source Code and incorporate it into other Software or create derivate works thereof, (v) the Companies shall have no obligation to license any modifications of the SVP Source Code developed by it or on its behalf and the Companies shall have sole and exclusive ownership of such modifications, and (vi) the SVP License shall also apply to any upgrade, modification, supplement or new version of the Stored Value Platform Software (an “SVP Upgrade”) that shall be developed on or before the date that processing of stored value cards ceases to be provided by the Shareholders or one of their Related Persons under the Transition Services Agreement (the “SVP Processing Transfer Date”). As of the Closing Date, the Companies shall be provided with a copy of the SVP Source Code and the Shareholders represent and warrant that they have no Knowledge of anyLiens on the SVP Source Code. Without the written consent of the Purchaser following the Closing, no Shareholder nor any Related Person of a Shareholder shall have any right to modify any of the rights, obligations or interest of the Companies in the Stored Value Platform Software or the SVP Source Code granted herein. The copy of the SVP Source Code delivered to the Purchaser pursuant to Section 5.12 will be a true accurate and complete copy of the SVP Source Code, as of the date it shall be delivered. GPN shall retain all ownership rights in the Stored Value Platform Software and any modifications to the Stored Value Platform Software made by GPN or on GPN’s behalf.

3.8 Environmental Matters.

Except as set forth on Schedule 3.8:

(a) the business and operations of each Company have been and are now conducted in compliance with all applicable Environmental Laws;

(b) each Company has obtained all material Permits necessary or required under any applicable Environmental Laws to conduct and operate its business, each Company is in compliance with all terms, conditions and provisions of each such Permit, and each such Permit has been validly issued and remains in full force and effect;

(c) no Company has received any written notice or other communication from any Governmental Body that it has or may have any liability under any applicable Environmental Laws, and there are no pending or, to Seller’s Knowledge, threatened claims, demands, complaints or investigations asserted by any Person against any Company which give rise or could give rise to any Liability of any Company under any applicable Environmental Laws;

(d) there is not present in, on, under or emanating to or from any Owned Real Property or, to the Shareholders’ Knowledge, Leased Real Property, or, to the Shareholders’ Knowledge, any real property formerly owned, or leased or operated by Seller or any Company any Hazardous Material in violation of any applicable Environmental Laws; and

(e) true, correct and complete copies of all environmental site assessments, reports, documents and/or data concerning or relating to the past or current business and operations of each Company and the past or current environmental condition of the Owned Real Property, the Leased Real Property and any real property formerly owned, leased or operated by Seller or any Company that are within the possession or control of Sellers or any Company have been provided to Purchaser.

3.9 Litigation.

Except as set forth on Schedule 3.9, (a) there are no outstanding Orders issued in the previous five (5) years that relate to any Company, its assets or the conduct of its business; and (b) there is no Litigation pending or, to the Knowledge of any Seller, threatened against any Company or any of its properties or assets that (i) relate to any Company and seek monetary damages in excess of $100,000 individually or $250,000 in the aggregate or seek an unspecified amount of damages, or (ii) could reasonably be expected to have a Material Adverse Effect.

3.10 Absence of Certain Changes.

Since June 1, 2009, except (a) as disclosed on Schedule 3.10 and (b) for the transactions contemplated hereby, each Company and each Subsidiary has conducted its business in the Ordinary Course of Business and there has not been:

(i) any change in any Company’s or any Subsidiary’s authorized or issued capital securities; any grant of any stock option or right to purchase capital securities of any Company or any Subsidiary; any issuance of any security convertible into such capital securities; any grant of any registration rights with respect to such securities; any purchase, redemption, retirement, or other acquisition by any Company or any Subsidiary of any shares of its capital securities; or, except as contemplated by Section 1.3(a) and, if permitted pursuant to Section 5.2(v), following the date hereof, any dividend or distribution made by any Company;

(ii) any amendment to the Organizational Documents of any Company or any Subsidiary;

(iii) any Lien (except for Permitted Encumbrances) placed on, or any sale or transfer of any Company’s or any Subsidiary’s assets, except for sales or transfers of products and services made in the Ordinary Course of Business;

(iv) any capital expenditure or commitment to make any capital expenditure except, in each case, in the Ordinary Course of Business;

(v) any employment (other than Dolex Envíos Standard Employment Letters and Europhil Standard Employment Letters), deferred compensation, severance, retirement or other similar agreement (or any amendment to any such existing agreement) offered to or entered into with any employee, any grant of any severance or termination pay or “stay-put” bonus to any employee, except for any severance or termination pay in the Ordinary Course of Business in connection with the closing of Company Stores;

(vi) any material change in compensation or other benefits payable to any employee, officer, director or Correspondent other than merit or tenure increases granted in the Ordinary Course of Business;

(vii) any labor dispute, other than routine individual grievances, or any activity or proceeding by a labor union or representative thereof to organize any employees, or any lockouts, strikes, slowdowns, work stoppages or any threats thereof by or with respect to any employees;

(viii) any loans to any employee other than loans to employees in accordance with the terms of any Seller’s, any Company’s or any Related Person’s 401(k) plan;

(ix) any event, occurrence or condition of any character that has had, or which could reasonably be expected to have a Material Adverse Effect on a Company;

(x) any damage, destruction or loss, whether or not covered by insurance, with respect to the property and assets of any Company having a replacement cost of more than $100,000 for any single loss or $250,000 for all such losses;

(xi) any changes to its accounting or Tax reporting principles, methods or policies;

(xii) any election or rescission of any election relating to Taxes, settlement or compromise of any action, audit or controversy relating to Taxes, or except as may be required by applicable Law, made any change to any of its methods of reporting income or deductions for federal income Tax purposes from its last filed federal income Tax Return, a copy of which has been provided to Purchaser;

(xiii) except in the Ordinary Course of Business, any loans, advances or capital contributions to, or investments in, any Person or payment of any fees or expenses (except for reimbursement of employee business expenses in the Ordinary Course of Business) to any Seller or any Related Person of any Seller;

(xiv) any mortgage, pledge or any Lien (other than Permitted Encumbrances) on any of its assets, or acquisition of any assets or sale, assignment, transfer, conveyance, lease or other disposition of any assets of such Company, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

(xv) except in the Ordinary Course of Business, any grant of any license or sublicense of any rights under or with respect to any Intellectual Property Rights;

(xvi) except in the Ordinary Course of Business (which for purposes of this Section 3.10(b)(xvi) shall not include entry into any new Correspondent Contract for a duration of more than two (2) years or that is not terminable without penalty upon ninety (90) days or less notice), any new Correspondent Contract or any termination (or receipt of notice of any termination) or any material change in the pricing of any Correspondent Contract; and

(xvii) any agreement by any Seller or any Company to do anything set forth in this Section 3.10.

3.11 Labor Matters.

(a) Schedule 3.11 contains a correct and complete list of all employees of each Company as of the date set forth on such Schedule, specifying for each person his or her job title, date of hire and the annualized compensation as of the date of this Agreement. Except as disclosed on Schedule 3.11, the employment of all employees is terminable at will by the applicable Company without any penalty or severance obligation of such Company other than as required by Law.

(b) To the Knowledge of the Shareholders, no employee of any Company is a party to or is bound by any confidentiality agreement, noncompetition agreement or other Contract (with any Person) that may have a material adverse effect on: (i) the performance by such employee of any of his or her current duties or responsibilities as an employee of any such Company; or (ii) the business or operations of the Companies. Except as set forth in Schedule 3.11, (A) no Company is a party to any union agreement or collective bargaining agreement or work rules or practices agreed to with any labor organization or employee association applicable to its employees and, to the Knowledge of the Shareholders, no attempt to organize any of such employees has been made within the last three (3) years or is pending, (B) there has been no labor strike, dispute, slowdown, stoppage or lockout against or affecting any Company within the last three (3) years, and (C) no unfair labor practice charge or complaint against any Company is pending before the National Labor Relations Board or any similar Governmental Body with respect to the Company’s employees. To the Knowledge of the Shareholders, within the last twelve (12) months, no event has occurred that might directly give rise to the commencement of any such slowdown, work stoppage, labor dispute or union organizing activity. Except as set forth in Schedule 3.11, there are no legal actions, lawsuits or administrative claims or charges pending or, to the Knowledge of the Shareholders, threatened relating to any labor, safety or discrimination matters involving any employee of any Company, including, without limitation, charges of unfair labor practices or discrimination.

(c) Within the last three (3) years, no Company has effectuated a “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act of 1988, as amended (the “WARN Act”)) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of such Company; and there has not occurred a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any Company and no site of employment or facility of any Company has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law or regulation.

(d) Each Company (i) is in material compliance with immigration laws, including without limitation the terms and provisions of the Immigration Reform and Control Act of 1996, as amended, and all related regulations promulgated thereunder; and (ii) has on file a valid Form I-9 for each employee such Company is required to have such form for pursuant to applicable Laws. To the extent the Company or the Purchaser becomes aware of a missing or invalid Form I-9 following the Closing Date, the Company shall use commercially reasonably efforts to procure a valid I-9 for such employee as soon as practicable, provided that nothing in this Section 3.11(d) shall require the Purchaser to conduct an audit following the Closing Date in connection with this Agreement with respect to the Companies’ Form I-9s.

3.12 Employee Benefit Plans.

(a) Schedule 3.12 contains a complete and accurate list of each Employee Benefit Plan that is or has been maintained, contributed to, or required to be contributed to, by each Seller, each Company or any ERISA Affiliate of a Seller for the benefit of any employee (current or former), director or consultant of any Company who performs services primarily in the United States, or with respect to which any Company has or may have any liability or obligation, whether contingent or direct for employees who perform services primarily in the United States (each such plan, program, arrangement being referred to herein individually as a “U.S. Company Benefit Plan” and collectively as “U.S. Company Benefit Plans”). For purposes of this Agreement, “ERISA Affiliate” means (i) any corporation included with a Seller in a controlled group of corporations within the meaning of Section 414(b) of the Code; (ii) any trade or business (whether or not incorporated) that is under common control with a Seller within the meaning of Section 414(c) of the Code; (iii) any member of an affiliated service group of which a Seller is a member within the meaning of Section 414(m) of the Code; or (iv) any other person or entity treated as aggregated with a Seller under Section 414(o) of the Code.

(b) Each Seller has provided or made available to Purchaser current, accurate and complete copies (as amended to date) of (i) each U.S. Company Benefit Plan that has been reduced to writing, including all amendments to each such plan, (ii) a summary of the material terms of each U.S. Company Benefit Plan that has not been reduced to writing, (iii) the summary plan description for each U.S. Company Benefit Plan subject to Title I of ERISA, and in the case of each other U.S. Company Benefit Plan, any similar employee summary (including but not limited to any employee handbook description), (iv) for each U.S. Company Benefit Plan intended to be qualified under Section 401(a) of the Code, the most recent determination letter issued by the IRS, (v) for each U.S. Company Benefit Plan with respect to which a Form 5500 series annual report/return is required to be filed, the most recently filed such annual report/return and annual report/return for the three (3) preceding years, together with all schedules and exhibits, (vi) all insurance contracts, trust agreements, or similar agreements maintained in connection with any U.S. Company Benefit Plan, (vii) all material written correspondence, if any, relating to a U.S. Company Benefit Plan received from the IRS, Department of Labor, or Pension Benefit Guaranty Corporation (“PBGC”) within the last twelve (12) months, and (viii) for each U.S. Company Benefit Plan that is intended to be qualified under Code Section 401(a), copies of compliance testing results (ADP and ACP nondiscrimination test) for the most recent plan year, to the extent applicable. No employee benefit handbook or similar employee communication relating to any U.S. Company Benefit Plan nor any written communication of benefits under such U.S. Company Benefit Plan describes any U.S. Company Benefit Plan in a manner inconsistent in any material respect with the documents and summary plan descriptions relating to such U.S. Company Benefit Plan that have been delivered pursuant to the preceding sentence.

(c) Each U.S. Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS and to the Knowledge of the Shareholders, there are no circumstances that will or could result in revocation of any such favorable determination letter or opinion letter. Each Seller and each Company in the U.S. has performed and complied in all material respects with its obligations under or with respect to each U.S. Company Benefit Plan and each U.S. Company Benefit Plan complies and has been administered and operated in all material respects in accordance with the terms of such plan and the provisions of any and all statutes, orders or governmental rules or regulations. All amendments and actions required to bring each U.S. Company Benefit Plan into conformity with all of the provisions of ERISA, the Code and other applicable Law have been made or taken, except to the extent that such amendments or actions are not required by Law to be made or taken until after the Closing Date. All contributions, premiums and other amounts due to or in connection with each U.S. Company Benefit Plan under the terms of the U.S. Company Benefit Plan or applicable Law have been timely made.

(d) Except as listed on Schedule 3.12(d), no U.S. Company Benefit Plan is or has been subject to Title IV of ERISA, Section 412 or 430 of the Code or Section 302 or 303 of ERISA. Neither the Company nor any ERISA Affiliate has incurred or reasonably expects to incur, any Liability under Title IV of ERISA (other than contributions to the plan listed on Schedule 3.12(d) or premiums to the PBGC in the ordinary course) in respect of the plan listed on Schedule 3.12(d). No “reportable event” within the meaning of Section 4043 of ERISA (for which the 30-day notice requirement has not been waived) has occurred within the preceding six (6) years with respect to any U.S. Company Benefit Plan. No Lien (other than Permitted Encumbrances) has been imposed in favor of any U.S. Company Benefit Plan against the assets of any Company pursuant to Section 303(k) of ERISA or Section 430(k) of the Code and no event or condition has occurred which might give rise to the imposition of such a Lien (other than Permitted Encumbrances). Neither GPN, nor any Company nor the PBGC has initiated any action to terminate any U.S. Company Benefit Plan listed on Schedule 3.12(d) and prior to the Closing Date, GPN and each Company shall not take any action that could reasonably be expected to result in the termination of any U.S. Company Benefit Plan listed on

Schedule 3.12(d). Each U.S. Company Benefit Plan listed on Schedule 3.12(d) has met the minimum funding standards set forth in ERISA Section 302 and Section 412 of the Code and each Company and each ERISA Affiliate has made all contributions required under ERISA Section 302 and Section 412 of the Code to such plan.

(e) There is no pending or, to the Knowledge of the Shareholders, threatened proceeding, action, suit or claim relating to any U.S. Company Benefit Plan, the assets of any trust under any U.S. Company Benefit Plan or the plan sponsor, plan administrator or any fiduciary of any U.S. Company Benefit Plan with respect to the administration or operation of such U.S. Company Benefit Plan, except for routine benefit claims, and, to the Knowledge of the Shareholders, no facts or circumstances exist that could reasonably be expected to give rise to any such proceeding, action, suit or claim. None of the Shareholders nor any Company nor, to the Knowledge of the Shareholders, any “party in interest” or “disqualified person” with respect to any U.S. Company Benefit Plan has engaged in a prohibited transaction within the meaning of Section 406 of ERISA or Section 4975 of the Code with respect to any U.S. Company Benefit Plan that could result in a material Tax or penalty. To the Knowledge of the Shareholders, no event has occurred and no condition exists with respect to any U.S. Company Benefit Plan that could reasonably be expected to subject a Company to any material Tax, fine, Lien (other than Permitted Encumbrances), penalty or other Liability imposed by ERISA, the Code or other applicable Law.

(f) None of the Sellers, the Companies, or any ERISA Affiliate has ever maintained, sponsored, contributed to, been required to contribute to, or incurred any Liability under any: (i) multi-employer plan as defined in Section 3(37) or Section 4001(a)(3) of ERISA, (ii) multiple employer plan as defined in Section 413(c) of the Code, or any plan that has two (2) or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063(a) of ERISA, (iii) welfare benefit fund within the meaning of Section 419(e) of the Code, or (iv) voluntary employees’ beneficiary association, within the meaning of Section 501(c)(9) of the Code.

(g) Each U.S. Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has been operated in compliance with Section 409A of the Code, including good faith compliance prior to December 31, 2008. None of the Sellers nor any Company has any obligations to any employee or other service provider to make any reimbursement or other payment with respect to any Tax imposed under Section 409A of the Code.

(h) Except for health care continuation requirements under Section 4980B of the Code, Part 6 of Subtitle I of ERISA (“COBRA”) or applicable state Law, no Company with employees performing services primarily in the United States has any obligations for post-employment health or life benefits (whether or not insured) to any current or former employee or director after his or her termination of employment or service with such Company. All group health plans within the meaning of Section 5000(b)(1) of the Code maintained by the Sellers and each Company for employees performing services primarily in the United States have been operated in compliance with the applicable requirements of COBRA, including but not limited to, the notice and premium subsidy requirements of the American Recovery and Reinvestment Act of 2009.

(i) Except as listed on Schedule 3.12(i), neither the execution and delivery of this Agreement nor the transactions contemplated by this Agreement will, either alone or upon the occurrence of any additional or subsequent event, (i) result in any payment becoming due, or increase the amount of compensation due, to any current or former employee or director of any Company or any other Person, (ii) increase any benefits payable under any U.S. Company Benefit Plan or Foreign Plan or (iii) result in any acceleration of the time of payment or vesting of any such compensation or benefits. The Employees participating in the 401k U.S. Company Benefit Plan are fully vested in their respective accounts in such U.S. Company Benefit Plan.

(j) With respect to each Foreign Plan: (i) such Foreign Plan covers only employees of a single company who regularly perform services in a single country and no other employees, (ii) such Foreign Plan and the manner in which it has been administered satisfies all applicable Laws, including providing all benefits required by applicable Law, (iii) all contributions to such Foreign Plan required through the Closing Date have been and will be made by a Seller or a Company, (iv) the fair market value of the assets of each funded Foreign Plan, the Liability of each insurer for any Foreign Plan funded through insurance, or the book reserve established for any Foreign Plan, together with any accrued contributions, is sufficient to procure or provide in full for the accrued benefit obligations, with respect to all current and former participants in such Foreign Plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to and obligations under such Foreign Plan, and no transaction contemplated by this Agreement shall cause any such assets or insurance obligations to be less than such benefit obligations and (v) the consummation of the transactions contemplated by this Agreement will not by itself create or otherwise result in any Liability with respect to such Foreign Plan. For purposes of this Agreement, “Foreign Plan” shall mean: (A) any plan, program, policy, practice, Contract or other arrangement mandated by a Governmental Body other than the United States; (B) any Employee Benefit Plan maintained or contributed to by a Seller, a Company or any ERISA Affiliate that is not subject to United States Law; and (C) any Employee Benefit Plan that covers or has covered employees of a Company whose services are performed primarily outside of the United States. Schedule 3.12(j) includes a complete list of each Foreign Plan.

(k) As of the Closing Date, no Company will have any Liability for (i)(A) earned but unpaid salaries, bonus, vacation pay, sick pay, holiday pay, severance pay or other like obligations or payments to any employee of such Company or any of its Subsidiaries, including any Continuing Employee for any periods ending on or prior to the Closing Date (other than such obligations or payments which occurred on a date near the Closing Date but have not yet been expensed and paid in the Ordinary Course of Business), (B) to any such employee pursuant to the Employee Benefit Plans of GPN as a result of the employment of its employees prior to the Closing Date, (C) under any employment, severance, consulting, and other compensation Contracts between any Company or Subsidiary and any current or former director, officer, or employee thereof

(other than such obligations or payments which occurred on a date near the Closing Date but have not yet been expensed and paid in the Ordinary Course of Business), except as included in the determination of Operating Working Capital or (ii) that could arise following the Closing to pay any amount described in items (A) – (C) hereof.

3.13 Taxes.

Except as set forth in Schedule 3.13 specifically with respect to each subparagraph of this Section 3.13:

(a) All Tax Returns required to be filed by or with respect to each Company on or before the date hereof have been filed within the time and in the manner prescribed by Law, and all such Tax Returns are true, correct and complete in all material respects.

(b) All Taxes owed or required to be paid by each Company, whether or not shown on any Tax Return, have been timely paid; and each Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(c) There are no outstanding agreements, waivers or arrangements extending the statutory period of limitation applicable to any claim for, or the period for the collection or assessment of, Taxes due from or with respect to each Company, no power of attorney granted by or with respect to each Company relating to Taxes is currently in force, and no extension of time for filing any Tax Return required to be filed by or on behalf of each Company is currently in force.

(d) No audit, examination, investigation or other action or proceeding with respect to Taxes of each Company or the Tax Returns of each Company is currently pending, and no Shareholder nor any Company has received any communication from any Taxing Authority which has caused or could reasonably have caused them to believe that an audit, examination, investigation or proceeding is forthcoming.

(e) There are no Liens (other than Permitted Encumbrances) for Taxes (other than for Taxes not yet due and payable) upon any of the assets of each Company.

(f) Schedule 3.13(f) lists all United States federal, state and local, and all foreign Tax Returns filed with respect to each Company for taxable periods ended on or after December 31, 2005 and indicates those Tax Returns that have been audited or subject to similar examination by a Taxing Authority and those Tax Returns that currently are the subject of such audit or examination. No deficiency for any Taxes has been proposed in writing against any of the Companies, which deficiency has not been paid in full. No claim has ever been made by any Taxing Authority in any jurisdiction in which any Company does not file Tax Returns that such Company is or may be subject to taxation by that jurisdiction. None of the Companies has received written notice from any Taxing Authority of any unresolved questions or claims concerning its Tax liability.

(g) No Company has participated or engaged in any “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4 (or any corresponding or similar provision of state, local or foreign law). No Company is a party to any understanding or arrangement described in Section 6662(d)(2)(C)(ii) of the Code or Treasury Regulations Section 1.6011-4(b) or is a material advisor as defined in Section 6111(b) of the Code.

(h) The unpaid Taxes of each Company for all taxable periods (or portions thereof) ending (i) on or before May 31, 2009 did not, as of such date, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the Balance Sheets (rather than in any notes thereof) and (ii) on or before the Closing Date will not, as of the Closing Date, exceed that reserve as adjusted to reflect the ordinary operations of each Company after May 31, 2009 and through the Closing Date in accordance with the past customs and practice of each Company in filing their Tax Returns.

(i) No Company is now, nor has any Company been in the last five (5) years, a member of an affiliated group or required to file a consolidated, combined or unitary Tax Return (other than the group of which GPN is or was the parent). No Company is a party to or bound by, nor do they have any obligation under, any Tax allocation, Tax sharing, Tax indemnity agreement or similar contract or arrangement. No Company has any liability for the Taxes of any Person other than GPN and any of the Companies, as applicable, under Treasury Regulation 1.1502-6 (or any similar provision of federal, state, local or foreign Law), or as a transferee or successor, by Contract or otherwise.

(j) No Company has distributed stock of another corporation, or has had its stock distributed by another corporation, in a transaction that was governed, or purported or intended to be governed, in whole or in part, by Code Section 355 or 361. There is no limitation on the utilization by each Company of its net operating losses, built-in losses, Tax credits or other similar items under Sections 382, 383 or 384 of the Code (or any corresponding or similar provisions of applicable state, local, or foreign law) or the separate return limitation year rules under the consolidated return provisions of the Treasury Regulations (or any corresponding or similar provisions of applicable state, local, or foreign law), other than any such limitation arising as a result of the consummation of the transactions contemplated by this Agreement.

(k) Each of the Companies (i) have been treated as a corporation for U.S. and non-U.S. Tax purposes and (ii) is, and will be through the Closing Date, a member of a consolidated group (within the meaning of Treasury Regulation 1.1502-1(h)) of which GPN is the common parent. No Subsidiary of any Company organized in a jurisdiction outside the United States (A) has made an election to be treated as a domestic corporation pursuant to Section 897(i) of the Code or (B) conducts any trade or business within the United States or holds an investment in any United States property (within the meaning of Section 956 of the Code) or any United States real property interest (within the meaning of Section 897 of the Code). No Company has or had, a permanent establishment in any foreign country, as defined in any applicable Tax treaty or convention between the United States and such foreign country. No Company owns, directly or indirectly, any interests in an entity that has been or would be treated as a “passive foreign investment company” within the meaning of Section 1297 of the Code or as a “controlled foreign corporation” within the meaning of Section 957 of the Code.

(l) No Shareholder is a “foreign person” within the meaning of Treasury Regulation Section 1.1445-2(b). No Company is a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code.

(m) No Company will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date, (ii) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax law) executed on or prior to the Closing Date, (iii) intercompany transaction or excess loss account described in the Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local, or non-U.S. Tax law), (iv) installment sale or open transaction made on or prior to the Closing Date, or (v) prepaid amount received on or prior to the Closing Date. No indebtedness of any Company constitutes “corporate acquisition indebtedness” within the meaning of Section 279(b) of the Code (ignoring for this purpose Section 279(b)(4)).

(n) No Company is a party to any agreement, contract, arrangement or plan that could reasonably be expected to result, separately or in the aggregate, in the payment of any “excess parachute payments” within the meaning of Section 280G of the Code (without regard to the exceptions set forth in Sections 280G(b)(4) and 280G(b)(5) of the Code).

3.14 Compliance with Laws; Permits and Orders.

(a) Except as set forth in Schedule 3.14(a), each of the Companies (i) is currently conducting and during the three (3) year period prior to the Closing has conducted its business in material compliance with all applicable Laws, including without limitation the Antitrust Laws, the Money Transmitter Laws and Escheatment Laws, and (ii) has not received any Order or other written notification from any Governmental Body of any asserted present or past failure by them to comply with any such Laws where such failure could reasonably be expected to result in a Material Adverse Effect on the applicable Company or could reasonably be expected to result in the revocation or suspension of a Money Transmitter License or any other license held by a Company. To the Knowledge of the Shareholders, no officer director, agent, employee or Correspondent of any Company is subject to any Order that prohibits such officer, director, agent, employee or Correspondent from engaging in or continuing any lawful conduct, activity, or practice related to any such Company or such Company’s business. Each Company has all material Permits required for the conduct of its business as currently conducted (“Material Permits”). The operation of the business of each Company, its properties and its assets is in compliance with all Material Permits in all material respects. To the Knowledge of the Shareholders, no suspension, cancellation or termination of any such Material Permit is threatened or imminent other than expirations of Material Permits requiring renewal in the Ordinary Course of Business and the Sellers have no Knowledge of any basis for such suspension, cancellation or termination.

(b) Schedule 3.14(b) contains a complete and accurate list of each Money Transmitter License, locations of Company Stores and each Material Permit from a Governmental Body that is held by any Company or that is necessary to the conduct of the business of any Company. Except as set forth on Schedule 3.14(b), each Money Transmitter License and each other Permit from a Governmental Body listed or required to be listed on Schedule 3.14(b) is valid and in full force and effect. Except as set forth in Schedule 3.14(b):

(i) Since May 31, 2006, each Company engaging in any aspect of its business, including money transmission, online money transmission, check cashing, bill payment and stored value or similar cards, is, and at all times has been, in compliance in all material respects with all of the terms and requirements of each Money Transmitter License and each other Permit from a Governmental Body identified or required to be identified on Schedule 3.14(b).

(ii) no event has occurred or circumstance exists that (with or without notice or lapse of time or both) (A) could reasonably be expected to constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Money Transmitter License or Permit from a Governmental Body listed or required to be listed on Schedule 3.14(b), or (B) could reasonably be expected to result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or modification to, any Money Transmitter License or Permit from a Governmental Body listed or required to be listed on Schedule 3.14(b), except, with respect to items (A) or (B) above, which could not reasonably expected to result in a Material Adverse Effect;

(iii) all applications required to have been filed for the renewal of the Money Transmitter Licenses and other Permits listed or required to be listed on Schedule 3.14(b) have been duly filed on a timely basis with the appropriate Governmental Bodies, and all other filings required to have been made with respect to such Money Transmitter Licenses and other Permits from a Governmental Body have been duly made on a timely basis with the appropriate Governmental Bodies, except, in each case, any Money Transmitter License or other Permit from a Governmental Body, the nonrenewal of which could not reasonably be expected to result in a Material Adverse Effect; and

(iv) the Money Transmitter Licenses listed on Schedule 3.14(b) collectively constitute all of the Money Transmitter Licenses necessary to permit any Company to lawfully conduct and operate their respective businesses in the manner and in the jurisdictions they currently conduct and operate such businesses.

(c) To the Knowledge of the Sellers, (i) each Correspondent of any Company through which any Company then transmits funds holds all material Permits from any Governmental Body necessary for such Correspondent to carry on the business conducted with such Company (“Correspondent Permits”), (ii) each Correspondent has fulfilled and performed in all material respects its obligations under each of the Correspondent Permits, and no event has occurred or condition or state of facts exists which constitutes or, after notice or lapse of time or both, could reasonably be expected to constitute a material breach or default under any such Correspondent Permit or which permits or, after notice or lapse of time or both, could reasonably be expected to permit revocation or termination of any such Correspondent Permit, or which could reasonably be expected to materially adversely affect the rights of the Correspondent under any such Correspondent Permit; (iii) no written notice of cancellation, of material default or of any material dispute concerning any Correspondent Permit has been received by any such Correspondent and no event, condition or state of facts exists or has occurred that could reasonably be expected to result in any such cancellation, material default or material dispute, and (iv) each of the Correspondent Permits is valid, subsisting and in full force and effect.

(d) Schedule 3.14(d) sets forth a list of all wire transfers initiated by any Company prior to September 30, 2009 that (i) are over sixty (60) days old as of such date and (ii) have not been picked up at a payor or Correspondent location, refunded to the customer that initiated the wire transfer or escheated to the applicable jurisdiction.

3.15 Brokers and Finders.

Except as set forth on Schedule 3.15, no Company, Seller, or Subsidiary nor any Related Person of any of the aforementioned has incurred any obligation or Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Purchase Documents.

3.16 Company Indebtedness; Undisclosed Liabilities.

(a) Except as set forth on Schedule 3.16(a), there is no Company Indebtedness.

(b) No Company has any Liability, except (i) as and to the extent disclosed or reserved against in the Financial Statements; or (ii) for Liabilities incurred since the Balance Sheet Date in the Ordinary Course of Business (none of which Liabilities covered by clauses (i) or (ii) result from, arise out of, relate to, are in the nature of, or were caused by any breach of contract, breach of warranty, tort, infringement or violation of Law, or which, individually or in the aggregate has had or could reasonably be expected to have a Material Adverse Effect). The reserves, if any reflected on the Interim Financial Statements and the Financial Statements are adequate, appropriate and reasonable for their purposes, including without limitation, Litigation reserves, if any. There is no probable or reasonably possible loss contingency (within the meaning of Statement of Financial Accounting Standards No. 5) that is not reflected in the Interim Financial Statements or the Financial Statements (including any notes thereto).

3.17 Insurance.

(a) All insurance policies and surety, indemnity or similar bonds maintained by or on behalf of each Company are sufficient for compliance with all Money Transmitter Licenses and applicable Money Transmitter Laws by each Company engaging in the money transmission business. The Companies have not received written notice of cancellation or termination in respect of any such policy or bond and, to the Knowledge of Sellers, there is no basis for such cancellation, termination or loss of coverage. Schedule 3.17(a) sets forth a list of all surety, indemnity or similar bonds maintained by or on behalf of any Company pursuant to applicable Money Transmitter Laws.

(b) Except as set forth on Schedule 3.17(b), to the Sellers’ Knowledge, within the last three (3) years there have been no time periods in which any Company lacked its customary coverage under the insurance policies of such Company as in effect from time to time during their existence (the “Applicable Policies”). The current and historical limits of liability under the Applicable Policies have not been exhausted or impaired. All incidents or claims that have been incurred by any Company and are covered by the Applicable Policies have been properly reported to such Company’s insurance carriers, and no reservation of rights letters have been issued by such carriers. Except as set forth on Schedule 3.17(b), there are no pending or, to the Knowledge of the Sellers, potential premium audits or adjustments relating to the casualty insurance policies that currently cover any Company that are not reserved on the most recent balance sheet included in the Interim Financial Statements.

3.18 Certain Payments.

(a) In the last five (5) years, neither any Company nor any director, officer or senior management employee of any Company, or to Knowledge of Sellers, any employee (other than a senior management employee), agent of, or any other Person acting for or on behalf of, any Company, has directly or indirectly (i) made any bribe, payoff or influence payment or any illegal contribution, gift, rebate, kickback, or other payment to any Person, private or public, regardless of form, whether in money, property, or services, on behalf of, for or in respect of any Company, (A) to obtain favorable treatment in securing business, (B) to pay for favorable treatment for business secured, (C) to obtain special concessions from any Governmental Body or for such special concessions already obtained, or (D) in violation of any Law, or (ii) established or maintained any fund or asset that has not been recorded in the Books and Records of any Company with respect to any matter described in (i) above.

(b) The Companies have at all times been in material compliance with all Laws relating to export control and trade embargoes. Except as set forth on Schedule 3.18(b), no product sold or service provided by any Company has been sold to or performed on behalf of Cuba, Iran, or North Korea.

(c) Except as set forth on Schedule 3.18(c), to the Knowledge of Sellers, no Company has violated the antiboycott prohibitions contained in 50 U.S.C. sect. 2401 et seq. or taken any action that can be penalized under 26 U.S.C. sect. 999. Except as set forth on Schedule 3.18(c), since January 1, 2006, no Company has been a party to, is a beneficiary under and or performed any service or sold any product under any Contract under which a product has been sold to customers in Bahrain, Iraq, Jordan, Kuwait, Lebanon, Libya, Oman, Qatar, Saudi Arabia, Sudan, Syria, United Arab Emirates or the Republic of Yemen.

3.19 Affiliated Transactions.

Except as set forth on Schedule 3.19 attached hereto (which discloses all material terms thereof), no employee, officer, director, shareholder, or Related Person of any Company is, or has been during the past three (3) years, a party to any Contract, commitment or transaction with any Company (the “Affiliate Agreements”) or has (or has had during the past three (3) years) any interest in any property used by any Company or, to the Seller’s Knowledge, in any Person that competes with any Company. As of the Closing Date, (a) all of the Affiliate Agreements listed on Schedule 3.19 (except those marked with an asterisk) shall be properly terminated, (b) no Company shall have Liability under any Affiliate Agreement (except those marked with an asterisk), (c) no Company shall be indebted or otherwise have any obligations to any Related Person (other than another Company) or any Seller or Related Person of a Seller and (d) no Related Person of any Company (other than another Company) or any Seller or Related Person of a Seller shall be indebted or otherwise have any obligations to any Company. Without limiting the foregoing provisions of this Section 3.19, except as set forth on Schedule 3.19, (i) no Related Person of any Company provides services to any Company and (ii) no Company provides any services to any Related Person.

3.20 Powers of Attorney.

Other than as set forth on Schedule 3.20 hereto, no Person has a power of attorney to act or execute documents on behalf of any Company. Each of the powers of attorney listed on Schedule 3.20 is revocable by the applicable Company upon written notice to the holder of the power and if required by applicable Law, public registration of such revocation, provided that, with respect to the powers of attorney granted with respect to Europhil, the revocation of such powers of attorney shall require the granting and filing with the Commercial Registry of a public deed formalizing the resolution of Europhil’s Board of Directors or person duly empowered to decide upon the revocation of such powers of attorney.

3.21 Bank and Other Accounts.

Schedule 3.21 sets forth each of the bank, investment or other accounts of any Company, including bank accounts into which the Company deposits funds relating to remittance, and with respect to each such account, the employees, officers or agents of any Company that are authorized signatories with respect to such accounts. No bank with which any Company maintains a deposit relationship or that has opened accounts into which the Company or the Company Stores deposit funds received for money remittances has terminated or has notified any Company in writing of an intention to terminate such banking relationship or close any such account.

3.22 Data Privacy.

Each Company is in material compliance with all applicable foreign, federal, state and local laws, and all rules, regulations, codes, orders, decrees and rulings thereunder, relating to privacy, data protection transfer and destruction, and data breach notification related to personal information of individuals (collectively, all such foreign, federal, state and local laws, rules, regulations, codes, orders, decrees and rulings shall be defined as the “Privacy Laws”). There are no notices, claims, investigations or proceedings pending or, to the Knowledge of the Sellers, threatened, by state or federal or foreign agencies, or private parties alleging a violation of the Privacy Laws. To the Knowledge of the Sellers, no personally identifiable information held or stored by any Company has been compromised, improperly taken, improperly accessed or misused. No Company maintains or collects personally identifiable health care information as that term is identified in any applicable Privacy Laws. Each Company is in material compliance with its internal privacy policies.

3.23 Agents.

No Company has, during the past twelve (12) months, nor does it currently have, any Agents.

3.24 Correspondents.

Schedule 3.24 sets forth a list of each Company’s Correspondents and the number of transactions and dollar amount of remittances which each such Correspondent represented during the twelve month period ended May 31, 2009. All accounts with Correspondents have been settled in the Ordinary Course of Business, provided, that, in the event that there is a discrepancy or discrepancies in the settlement of any account between a Company and a Correspondent, as the case may be, no such discrepancy or discrepancies exceeds $25,000 in the aggregate.

3.25 Seller Guaranties.

Schedule 3.25 sets forth a complete and accurate list of each guaranty made by any Seller with respect to any obligations of the Companies (the “Seller Guaranties”).

3.26 Acquisitions.

Except as set forth on Schedule 3.26, no Company has any rights, including indemnification rights or claims against any escrow or holdback, or obligations, including any indemnification obligations or obligation to distribute funds from an escrow or holdback, under any Contract whereby any such Company was a party as an acquiror (whether by sale, merger, consolidation or otherwise) of all or any substantial portion of the assets or properties of any Person or the capital securities of any Person. True and correct copies of any such Contracts have been provided to the Purchaser.

3.27 Business.

Other than the Companies, no Shareholder nor any Related Person is engaged in the business of the transmission of money or funds from consumer to consumer as provided by Dolex Dollar, Dolex Envíos and Europhil as of the date hereof.

3.28 Weekend Advances.

Except as set forth on Schedule 3.28, neither GPN nor any of its Related Persons has made any advance to or on behalf of any Company for the twelve (12) month period ending as of the month preceding the date hereof on any Friday, Saturday, Sunday or Monday during any week during such period.

3.29 Other Company Stores.

No Company has or operates, nor has it ever had or operated, a Company Store in Italy or Morocco.

3.30 Material Information.

No representation or warranty made herein by any Seller contains any untrue statement of a material fact or omits to state a material fact necessary to make any statement herein not misleading.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Shareholders as follows:

4.1 Organization and Qualification.

Purchaser is a corporation duly organized, validly existing, and in good standing under the Laws of the State of Delaware and has all necessary power and authority to conduct its business and to own, lease, or operate its properties in the places where such business is conducted and such properties are owned, leased, or operated.

4.2 Authority.

Purchaser has full power and authority to enter into each of the Purchase Documents to which it is a Party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance by Purchaser of each of the Purchase Documents to which Purchaser, or at the Closing will be, is a Party have been duly and validly authorized and approved by all necessary action on the part of Purchaser. Each of the Purchase Documents to which Purchaser is a Party are the legal, valid, and binding obligations of Purchaser enforceable against Purchaser in accordance with their terms, except as enforceability may be limited by applicable equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors’ rights generally, and by the exercise of judicial discretion in accordance with equitable principles. Neither the execution and delivery by Purchaser of any of the Purchase Documents to which Purchaser is a Party nor the consummation by Purchaser of the transactions contemplated hereby or thereby will (i) violate Purchaser’s certificate of incorporation or bylaws, (ii) violate any provisions of Law or any Order of any court or any Governmental Body to which Purchaser is subject, or by which its assets or properties are bound, or (iii) conflict with, result in a breach of, or constitute a Default under any Contract to which Purchaser is a Party or by which its assets or properties are bound.

4.3 Litigation.

There is no Litigation pending or, to Purchaser’s Knowledge, threatened, against Purchaser in respect of the consummation of the transactions contemplated hereby.

4.4 Governmental Approval and Consents.

Except as set forth on Schedule 4.4, no Consent, approval, or authorization of or declaration, filing, or registration with any Governmental Body is required in connection with the execution, delivery, and performance by Purchaser of this Agreement or the consummation of the transactions contemplated hereby.

4.5 Brokers and Finders.

Except as set forth on Schedule 4.5, neither Purchaser nor any Related Person of Purchaser has incurred any Liability to any party for any brokerage fees, agent’s commissions, or finder’s fees in connection with the transactions contemplated by the Purchase Documents.

4.6 Financing.

Purchaser, as of the Closing Date, will have available sufficient funds, available lines of credit or other sources of immediately available funds to enable it to purchase the Shares on the terms and conditions of this Agreement. Purchaser’s obligations hereunder are not subject to any conditions regarding Purchaser’s ability to obtain financing for the consummation of the transactions contemplated hereby.

4.7 Change of Control Requirements.

As of the Closing Date, Purchaser will be able to meet the financial and other requirements imposed, as of the date hereof, on each Company by each Company’s respective regulatory agencies described on Schedule 4.7 or of which Purchaser has actual knowledge. Without limiting the generality of the foregoing, as of the Closing Date, Purchaser agrees that it will be able to meet the requirements imposed, as of the date hereof, on Dolex Dollar by each state in the United States in which Dolex Dollar has a Money Transmitter License in connection with such state’s issuance of a Money Transmitter License to Dolex Dollar described on Schedule 4.7 or of which Purchaser has actual knowledge. For purposes of this Section 4.7, Purchaser shall be deemed to have actual knowledge of any publicly available Money Transmitter Law.

4.8 Securities Act.

Purchaser is acquiring the Shares for its own account and not with a view towards their distribution within the meaning of Section 2(a)(11) of the Securities Act in any manner that would be in violation of the Securities Act.

ARTICLE 5

COVENANTS OF SHAREHOLDERS

Each Shareholder covenants and agrees with Purchaser as follows:

5.1 Access and Information.

Subject to the confidentiality restrictions set forth in Section 10.1 hereof and any restrictions imposed by applicable Law, from the date hereof to the Closing Date and during normal business hours, each Shareholder shall afford to Purchaser, and shall cause each Company and each other Related Person of the Shareholders that employs Persons that provide services to any Company or the money transmission business of the Companies or that owns assets or properties used by or provides services to any Company or the money transmission business of the Companies to afford to Purchaser, its lenders, counsel, accountants, and other representatives, reasonable access to the employees, officers, offices, properties, books, contracts, commitments, records, vendors, and customers of each Company or Related Person (including without limitation the employees, properties and facilities relating to (a) the information systems owned or used by or to support the money transmission business of the Companies; (b) the Companies’ policies with respect to compliance with the requirements of (i) the Money Transmitter Laws, (ii) the U.S. Bank Secrecy Act and U.S. PATRIOT Act, in each case as amended and the regulations promulgated thereunder, and similar Laws, and (iii) the U.S. Foreign Corrupt Practices Act, as amended, and similar Laws; and (c) the Employee Benefit Plans covering Continuing Employees) as of the date hereof to the Closing Date and during normal business hours, and Shareholders shall furnish such persons with all information (including financial and operating data) concerning each Company as they reasonably may request. Each Shareholder shall use commercially reasonable efforts to assist Purchaser, its lenders, counsel, accountants, and other representatives in their examination and review of the Companies, their assets, properties and business and in planning for transition following the Closing to the Purchaser’s ownership of the Companies.

5.2 Conduct of Business Prior to Closing.

From the date hereof to the Closing Date, and except to the extent that Purchaser shall otherwise consent in writing, each Shareholder shall cause the Companies to:

(a) operate each Company and Subsidiary in the regular and Ordinary Course of Business;

(b) maintain its assets and properties in good working order and condition, reasonable wear and use excepted, and deliver such assets and properties to Purchaser on the Closing Date in such condition, and maintain all policies of insurance covering the assets and properties in amounts and on terms substantially equivalent to those in effect on the date hereof;

(c) take all steps reasonably necessary to maintain each Company’s and Subsidiary’s rights in and to the Company Intellectual Property Rights and other intangible assets of the Company;

(d) pay all accounts payable in the Ordinary Course of Business and collect all Accounts Receivable in the Ordinary Course of Business;

(e) comply with all Laws, including without limitation the Money Transmitter Laws, applicable to the Companies where the failure to so comply could reasonably be expected to have a Material Adverse Effect on the Companies, their assets or properties or business;

(f) maintain the Books and Records in the Ordinary Course of Business, pay before delinquent all Taxes upon or against each Company or the business of any Company or any of their properties or income and prepare and file when due all Tax Returns and amendments thereto and other reports required to be filed by each Company and Subsidiary after taking into account any extensions of time granted by any taxing authorities or other Governmental Body, as applicable;

(g) use commercially reasonable efforts to preserve the goodwill and patronage of the customers, Correspondents, Employees and suppliers of each Company and others having a business relationship with each Company or Subsidiary;

(h) satisfy, terminate and discharge all Liens, including title defects, that are not Permitted Encumbrances, and deliver evidence reasonably satisfactory to Purchaser and its counsel of such satisfaction, termination and discharge at or prior to Closing;

(i) otherwise report periodically to Purchaser concerning the status of the business, operations and finances of each Company and Subsidiary;

(j) not amend any Material Contract or any Correspondent Contract or enter into any Material Contract or Correspondent Contract with any Person except in the Ordinary Course of Business or as required to further the objectives of this Agreement;

(k) not sell, lease, hypothecate, encumber, transfer or otherwise dispose of any of the assets of the Companies, except in the Ordinary Course of Business;

(l) not grant or agree to grant any increase in the rates of salaries or compensation payable to Employees (other than as required by Law and bonuses and increases in the Ordinary Course of Business);

(m) not, except as provided in (l) above, provide for any new and material pension, retirement or other employment benefits for Employees or any material increase in any existing benefits (other than as required by Law or, so long as no Company shall have any obligations with respect thereto, in the Ordinary Course of Business);

(n) not, except with respect to foreign exchange transactions between any Company and any Related Person of a Seller or the pricing of services among the Companies, make any material change to the terms and conditions of transactions among any Company and any Related Person;

(o) not engage in any material transaction not in the Ordinary Course of Business;

(p) upon the Shareholders’ Knowledge, advise Purchaser in writing promptly of the assertion, commencement or threat of any Litigation, labor dispute, proceeding or investigation in which any Company is a party or the assets of any Company or its businesses may be affected;

(q) deliver to Purchaser copies of all Contracts that would otherwise qualify as Material Contracts that are entered into after the date hereof and prior to the Closing in accordance with the terms of this Agreement;

(r) not, cause or permit, by any act or failure to act, any License or Permit to expire or to be revoked, suspended, or materially adversely modified, or take any action that could reasonably be expected to cause any Governmental Body to institute proceedings for the suspension, revocation, or material adverse modification of any License or Permit, unless in connection with a License or Permit (other than a Money Transmitter License) the expiration, revocation, suspension or adverse modification could not reasonably be expected to have a Material Adverse Effect;

(s) not take any action described in Section 3.10;

(t) make reasonable capital expenditures or expenditures relating to information systems and information technology in the Ordinary Course of Business;

(u) use commercially reasonable efforts to develop and launch the “Amigo Latino Plus” card;

(v) fund the Companies for any necessary weekend funding requirements in the ordinary course on Friday of each week or, if the banks in the United States are closed on Friday of any week, on Thursday of such week; and

(w) comply with all applicable Laws or requirements imposed upon any such Company by any Governmental Body relating to minimum capital or other financial requirements of any such Company’s business, including without limitation, such compliance after giving effect to any dividend or distribution by any such Company.

5.3 Other Transactions.

Each Shareholder shall deal exclusively and in good faith with Purchaser with regard to the transactions contemplated by this Agreement and will not, and will direct its Related Persons, financial advisors, accountants, agents, and counsel not to (a) solicit submission of any Acquisition Proposals, (b) participate in any discussions or negotiations regarding, or furnish any non-public information to any other Person regarding any Company other than Purchaser and its representatives or otherwise cooperate in any way or assist, facilitate, or encourage any Acquisition Proposal by any Person other than the Purchaser, or (c) enter into any agreement or understanding, whether in writing or, if legally binding, oral, that could reasonably be expected to have the effect of preventing the consummation of the transactions contemplated by this Agreement. If, notwithstanding the foregoing, any Shareholder, or its Related Persons, representatives or agents should receive any Acquisition Proposal or any inquiry regarding any such proposal from a Third Party, such persons shall promptly inform Purchaser and its counsel in writing of the facts and terms thereof.

5.4 Required Approvals.

Each Party hereto hereby agrees to cooperate with each other Party and use its commercially reasonable efforts to promptly prepare and file all necessary filings and other documents and to obtain as promptly as practicable all necessary Consents of all Third Parties and Governmental Bodies necessary or advisable for it to consummate the transactions contemplated by the Purchase Documents. Each Party shall have the right to review and comment upon in advance, and to the extent practicable each will consult the other Parties on, in each case subject to applicable Laws relating to the exchange of information, all the information relating to Purchaser, Shareholders or the Companies, as the case may be, that appears in any filing made with, or other written materials submitted to, any Third Party or Governmental Body in connection with the transactions contemplated by the Purchase Documents. In exercising the foregoing right, each of Purchaser and Shareholders shall act reasonably and as promptly as practicable. Purchaser and Shareholders agree that they will keep the other apprised of the status of matters relating to completion of the transactions contemplated by the Purchase Documents, including, subject to applicable Laws relating to the exchange of information, promptly furnishing the other with copies of notice or other communications received by Purchaser, Shareholders or the Company, as the case may be, from any Third Party or Governmental Body with respect to the transactions contemplated hereby or thereby. Notwithstanding anything herein to the contrary, none of Purchaser or Shareholders or any of their respective Related Persons shall be obligated to agree to any arrangement that (a) would require the divestiture of any of their businesses, product lines or assets or involve any material requirement or restriction on any of its businesses, product lines or assets; (b) would require any material modification of the existing capital structure of any of the Companies, the Purchaser, any Seller or of their respective Related Persons; or (c) would reasonably likely have a Material Adverse Effect on such Purchaser, Shareholders or any Company, provided that Purchaser shall agree to (and represents that it will be able to comply with) any requirement currently imposed on a Company and any requirement imposed by the issuer of a Money Transmitter License or

Governmental Body in connection with such issuer or Governmental Body’s approval of the transactions contemplated herein that (i) is commercially reasonable for a money transmitter of the size and financial status of the Companies, it being acknowledged by the Parties that the fact that a Governmental Body seeks to impose any additional requirements beyond those requirements imposed on the Companies as of the date hereof does not, by itself, make such request commercially reasonable, and (ii) does not result in the arrangements enumerated in (a)-(c) of this Section 5.4.

5.5 Transition Services.

Purchaser and Sellers and/or their applicable Related Persons shall enter into a transition services agreement in the form attached hereto as Exhibit B (the “Transition Services Agreement”). Following request by the Purchaser, from the date hereof through the Closing Date, Sellers agree to use commercially reasonable efforts to assist the Companies, following the Closing Date, in obtaining the services that are the subject of the Transition Services Agreement other than through the Sellers or their Affiliates.

Following the execution hereof, Shareholders shall use commercially reasonable efforts to (a) cause, on or prior to the Closing Date, each Company to remove all signatories, who are not employees of a Company from bank or other accounts of each Company and to provide that the Persons with administrative authority over each such account to be only Persons who are employees of a Company, (b) subject to Link Systems’ consent, on or prior to the Closing Date, transfer and assign to Dolex Dollar, at no cost to the Companies, the Prolease software and, if Dolex Dollar has applicable licenses relating to such information, migrate all lease data to a server of Dolex Dollar that shall be reasonably acceptable to the Purchaser, (c) if Dolex Dollar has a server capable of receiving such information, on or prior to the Closing Date, provide for data migration of all data of any sort of the Companies which resides at GPN or on servers controlled by GPN to a server or servers of a Company that shall be reasonably acceptable to the Purchaser, (d) provide to the Purchaser at least sixty (60) days prior to the Closing Date a benefit census and report of all employees of each Company appropriately separated by country and assist the Purchaser in enrolling such employees into new benefit programs and any other plan appropriate for the country and Company to be effective on or after the Closing Date, (e) revoke any powers of attorney of the Companies that the Purchaser requests in writing be revoked, and (f) promptly following the written request of the Purchaser therefor, provide the Purchaser with historical data relating to check guarantee services which would ordinarily be provided to a check guarantee customer of GPN or its Related Persons and, if reasonably practicable, including positive and negative data bases for the checks cashed on behalf of a Company and whether data is that of GPN and its Related Persons or of a third party to the extent GPN can cause such third party to provide such information and, if requested in writing by the Purchaser, cause Dolex Dollar to enter into an agreement to be effective at Closing for check guarantee services with a provider that is not a Related Person of GPN or cause Dolex Dollar to enter into a written agreement for check guarantee services at market rates with a Related Person of GPN. In the event the applicable Company shall not have any license or server referred to in subsection (b) or (c) and the Purchaser reimburses such Company for the cost of obtaining any such license or server, Shareholders shall use commercially reasonable efforts to cause the actions described in subsection (b) or (c), as applicable, to be taken.

5.6 Additional Financial Statements.

As soon as reasonably practicable after they become available and, except for months in which GPN’s fiscal quarter ends, in any event within twenty-one (21) days of the end of each calendar month, Shareholders or Companies shall furnish to Purchaser (a)(i) the consolidating unaudited balance sheets and related statements of income for Dolex Dollar, Dolex Envíos and Dolex Guatemala, (ii) unaudited balance sheets and related statements of income for Europhil, and (iii) combining unaudited balance sheets and related statements of income for Dolex Dollar, Dolex Envíos, Dolex Guatemala and Europhil (combined with Dolex Europe and LAMS), in each case as of and for the portion of the Companies’ fiscal year ended as of the end of such month (each a “Pre-Closing Financial Statement” and, collectively, the “Pre-Closing Financial Statements”), and (b) for such calendar month, a monthly reporting package, including without limitation a revenue summary and branch metrics (the “Pre-Closing Monthly Reporting Packages”). The Pre-Closing Financial Statement for each month will (a) be in accordance with the Books and Records of each Company, (b) be prepared in accordance with GAAP (except for the inclusion of footnotes), (c) fairly present the financial condition of the Companies as of the date of such Pre-Closing Financial Statements, and (d) include a calculation of TTM EBITDA as of the date of such Pre-Closing Monthly Reporting Package. Each Pre-Closing Monthly Reporting Package shall be prepared in accordance with the Books and Records of the Companies. Purchaser acknowledges that the Pre-Closing Financial Statements shall not reflect the cost of Corporate Charges.

5.7 Working Capital.

On the Closing Date, the Working Capital for each Company shall be at least $0.

5.8 New Correspondent Agreements.

Following the date hereof and through the Closing Date, promptly following the execution of a new Correspondent Agreement or any termination or material change of any Correspondent Agreement, which would not have been required to be listed at subsection (b)(xvi) of Schedule 3.10, if it had been entered into following June 1, 2009, the Shareholders shall notify the Purchaser in writing thereof and provide a copy of any new or changed Correspondent Agreement.

5.9 AT&T Agreement.

Following the execution hereof, Shareholders shall use commercially reasonable efforts to assist Dolex Dollar in its efforts to enter into a telecommunications agreement with AT&T (the “New Telecommunications Agreement”) before the Closing Date on terms no less favorable than the terms currently applicable to Dolex Dollar pursuant to the telecommunications agreement between AT&T and GPN dated as of [date to be provided by GPN] (the “Current Telecommunications Agreement”).

5.10 Renewal of Trademarks.

Following the execution hereof, Shareholders shall use commercially reasonable efforts to cause the applicable Company to renew prior to the Closing Date any registrations with respect to trademarks included in the Registered Intellectual Property that are required to be renewed on or prior to three months following the Closing Date.

5.11 Europhil 2009 Audited Financials.

(a) Within seven (7) Business Days following the receipt by Europhil or the Shareholders of the Europhil 2009 Audited Financials, the Shareholders shall deliver to the Purchaser, (i) if the Europhil 2009 Audited Financials shall include an unqualified opinion of Europhil’s outside accountants, a copy of the Europhil 2009 Audited Financials and such opinion, (ii) if such opinion is qualified (a “Qualified Opinion”) and the Shareholders have determined to seek to remove some or all of the qualifications relating to such Qualified Opinion, a written notice to the Purchaser as to the receipt of the Qualified Opinion, including a reasonable description of the reason or basis for such qualified opinion (a “Notice of Qualified Opinion”); or (iii) if such opinion is qualified but the Shareholders shall not deliver a Notice of Qualified Opinion by such seventh (7th) Business Day, a copy of the Europhil 2009 Audited Financials and such opinion.

(b) Following the delivery of a Notice of Qualified Opinion, the Shareholders shall provide the Purchaser with bi-weekly updates as to the Shareholders’ efforts to remove qualifications from the Qualified Opinion and consult with the Purchaser regarding those efforts.

(c) If the Shareholders shall cease their efforts to remove any remaining qualifications to a Qualified Opinion or been given a final response by the outside accountant as to the removal of qualifications, within two (2) Business Days, the Shareholders shall deliver to the Purchaser the Europhil 2009 Audited Financials and such Qualified Opinion, as either shall have been modified or amended since their initial delivery to Europhil or the Shareholders.

5.12 Stored Value Platform.

On or before the Closing Date, the Sellers shall cause to be delivered to the Purchaser in machine readable electronic form and in a format reasonably acceptable to the Purchaser a copy of the source code relating to the Stored Value Software (together with each Source Code Upgrades prior to such date, the “SVP Source Code”).

ARTICLE 6

MUTUAL COVENANTS

6.1 Governmental Filings.

To the extent required by the HSR Act, all of the Parties will, within a reasonable period of time, file with the United States Federal Trade Commission (“FTC”) and the United States Department of Justice (“DOJ”) the notification and report form required for the transactions contemplated hereby, will promptly file any supplemental or additional information that reasonably may be requested in connection therewith pursuant to the HSR Act, and will comply in all material respects with the requirements of the HSR Act. In the event any Litigation is threatened or instituted challenging the transactions contemplated by this Agreement as violative of Antitrust Laws, each Party shall use its commercially reasonable efforts to avoid the filing of, or resist or resolve such Litigation. Each Party shall use its commercially reasonable efforts to take such action as may be required by: (a) the FTC and/or the DOJ in order to resolve such objections as either of them may have to the transactions contemplated by this Agreement under the Antitrust Laws, or (b) any federal or state court of the United States, or similar court of competent jurisdiction in any foreign jurisdiction, in any Litigation brought by any Governmental Body or any other Person challenging the transactions contemplated by this Agreement as violative of the Antitrust Laws, in order to avoid the entry of any Order (whether temporary, preliminary or permanent) that has the effect of preventing the consummation of the transactions contemplated by this Agreement and to have vacated, lifted, reversed or overturned any such Order. Purchaser shall be entitled to direct any proceedings or negotiations with any Governmental Body relating to any of the foregoing, provided that, if commercially practicable and permitted by applicable Law, it shall permit Shareholders to review any communication given by it to, and consult with each other in advance of any meeting or conference with, the DOJ, the FTC or any other Governmental Body or, in connection with any proceeding by a private party, with any other Person, and to the extent appropriate or permitted by the DOJ, the FTC or such other applicable Governmental Body or other Person, give Shareholders the opportunity to attend and participate in such meetings and conferences. Notwithstanding anything herein to the contrary, none of Purchaser or Shareholders or any of their respective Related Persons shall be obligated to agree to any arrangement (a “Burdensome Condition”) that (i) would require the divestiture of any of their businesses, product lines or assets or involve any material requirement or restriction on any of its businesses, product lines or assets; (ii) would require any material modification of the existing capital structure of any of the Companies, the Purchaser, any Seller or of their respective Related Persons; or (iii) would have a Material Adverse Effect on such Purchaser, Shareholders or any Company, provided that Purchaser shall agree to (and represents that it will be able to comply with) any requirement currently imposed on a Company and any requirement imposed by the issuer of a Money Transmitter License or Governmental Body in connection with such issuer or Governmental Body’s approval of the transactions contemplated herein that (A) is commercially reasonable for a money transmitter of the size and financial status of the Companies, it being acknowledged by the Parties that the fact that a Governmental Body seeks to impose any additional requirement beyond those imposed on the Companies as of the date hereof does not, by itself, make such request commercially reasonable, and (B) does not result in the arrangements enumerated in (i)-(iii) of this Section 6.1.

6.2 Further Mutual Covenants.

Purchaser and Shareholders shall each take all actions contemplated by this Agreement, and, subject to Purchaser’s and Shareholders’, as applicable, right to terminate this Agreement pursuant to Article 11 hereof, do all things commercially reasonably necessary to effect the consummation of the transactions contemplated by this Agreement. Except as otherwise provided in this Agreement, Purchaser and Shareholders shall each refrain from knowingly taking or failing to take any action which would render any of the representations or warranties contained in Article 3 or Article 4, as applicable, of this Agreement inaccurate in any material respect as of the Closing Date. Each Party shall promptly notify the other Party of any action, suit, or proceeding that shall be instituted or threatened against such Party to restrain, prohibit, or otherwise challenge the legality of any transaction contemplated by this Agreement.

6.3 Guarantees

Unless it agrees to waive satisfaction of the applicable condition to its obligations pursuant to Sections 7.16 or 7.17, (a) Purchaser agrees to execute a guarantee or other document in substantially the same form as the guarantees or documents executed by GPN as referenced in Sections 7.16 and 7.17 herein, copies of which shall have been provided to Purchaser prior to the date hereof, and (b) if requested by HSBC, American State Bank, or in connection with a Surety Bond, Purchaser will cause one of its Related Persons to execute such guarantee or other document.

6.4 Commercially Reasonable Efforts.

Subject to the provisions of Sections 5.4 and 6.1, between the date of this Agreement and the Closing Date, Shareholders and Purchaser will use commercially reasonable efforts to cause the conditions in Article 7 and Article 8 to be satisfied.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATIONS OF PURCHASER

The obligation of Purchaser to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date, of each of the following conditions, all or any of which may be waived in writing, in whole or in part, by Purchaser:

7.1 Certificate Regarding Representations and Warranties.

The accuracy of the representations and warranties made by Shareholders in Article 3 and in each of the other Purchase Documents shall be assessed as of the date of this Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date. There shall not exist inaccuracies in the representations and warranties of Shareholders set forth in this Agreement and each other Purchase Document such that individually or in the aggregate any such inaccuracy or inaccuracies has, or could reasonably be expected to have, a Material Adverse Effect on the Companies; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” shall be deemed not to include such qualifications, and Purchaser shall have received a certificate dated as of the Closing Date executed by Shareholders and an authorized officer of the Company to such effect.

7.2 Compliance by Shareholders.

Shareholders shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement and each other Purchase Document to be performed by Shareholders on or prior to the Closing Date and Purchaser shall have received a certificate dated the Closing Date, executed by the Shareholders’ Representative to such effect. Purchaser shall have received from the Shareholders’ Representative all applicable closing deliveries including those set forth in Section 2.2(a), and such certificates or other evidence, dated as of the Closing Date, as Purchaser or its counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Shareholders, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

7.3 No Injunction; Etc.

No Litigation, regulation, or legislation shall be pending or threatened which seeks to enjoin, restrain, or prohibit Purchaser, or to obtain substantial damages from Purchaser, in respect of the consummation of the transactions contemplated hereby, or which seeks to enjoin the operation of any Company or all or a material portion of any Company’s business, which, in the reasonable judgment of Purchaser, would make it inadvisable to consummate the transactions contemplated by this Agreement.

7.4 Consents; Authorizations; Approval of Legal Matters.

Purchaser shall have received a true and correct copy of each Consent and waiver of a Person who is not a Governmental Body that is required for the transfer of the Shares, including without limitation those Consents set forth on Schedule 7.4 attached hereto.

7.5 HSR Act.

The Consent or approval of, or the expiration of the applicable waiting period imposed by, any Governmental Body under the HSR Act, shall have been obtained.

7.6 Certified Resolutions.

Purchaser shall have received a certificate of the Secretary or Assistant Secretary of each Shareholder containing a true and correct copy of the resolutions duly adopted by the board of directors (or similar governing body) of such Shareholder, approving and authorizing each of the Purchase Documents to which such Shareholder is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of each Shareholder shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

7.7 Incumbency.

Purchaser shall have received a certificate of incumbency of each Shareholder executed by the Secretary or Assistant Secretary of each Shareholder listing the officers of such Shareholder authorized to execute the Purchase Document to which such Shareholder is a party and the instruments of transfer on behalf of such Shareholder, and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of such Shareholder in connection with the consummation of the transactions contemplated herein.

7.8 Certified Documents.

Purchaser shall have received (a) the Organizational Documents of each Company, certified as of a recent date by the Secretary or Assistant Secretary of such Company; (b) the Organizational Documents of each Subsidiary, certified as of a recent date by the Secretary or Assistant Secretary of such Subsidiary; and (c) to the extent available from the applicable Secretary of State or other Governmental Body, as applicable, a certificate of status, good standing or existence with respect to each Company and each Subsidiary from the Secretary of State or other Governmental Body of the state or country under the laws of which such Company or such Subsidiary is incorporated, organized or registered, and of each state, country or other jurisdiction in which such Company or such Subsidiary is qualified or registered to do business, dated as of a recent date.

7.9 Government Consents.

The Parties shall have received the following Consents: (a) approval of the acquisition of the Companies by the Purchaser by all foreign and U.S. state and federal agencies issuing or administering any of the Money Transmitter Licenses, where such approval is required by any applicable Law for the continued operation of the applicable Company’s money transmission business in any jurisdiction where it currently operates, as set forth in Schedule 7.9; and (b) any other Consents listed on Schedule 7.9.

7.10 Purchase Documents.

Purchaser shall have received from each Shareholder the Purchase Documents to which such Shareholder is a party, executed by such Shareholder.

7.11 No Material Adverse Change.

There shall not have been any Material Adverse Change related to any Company or its assets and properties since October 31, 2009, and Purchaser shall have received a certificate dated as of the Closing Date, executed by each Shareholder to such effect.

7.12 Releases.

Each Shareholder shall execute a release in the form of Exhibit A attached hereto, which, among other things, releases each Company from any claims, other than claims arising under the Purchase Documents to which each Shareholder is a party and the transactions contemplated hereby and thereby that such Shareholder may have against the Company.

7.13 Resignations of Officers and Directors.

Purchaser shall have received (a) the written resignations of the directors of each Company, and other Persons holding similar positions with any Company, and (b) written resignations of the officers from their respective positions as officers (provided such resignation as an officer shall not be deemed termination of employment with such Company), in each case to be designated, in writing, by the Purchaser, effective as of the Closing Date, which designation shall be delivered by the Purchaser no later than fifteen (15) Business Days prior to the Closing.

7.14 No Claim Regarding Securities Ownership or Sale Proceeds.

There must not have been made or threatened by any Person any claim asserting that such Person (a) is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any capital securities of, or any other voting, equity, or ownership interest in, any Company or its Subsidiaries, or (b) is entitled to all or any portion of the Purchase Price payable for the Shares.

7.15 Termination of Agreements.

Each of the Affiliate Agreements listed on Schedule 3.19 (except those marked with an asterisk) shall have terminated prior to or contemporaneous with the Closing and such Affiliate Agreements shall be of no further force or effect.

7.16 HSBC Line of Credit.

Subject to HSBC’s acceptance of a guarantee from the Purchaser in exchange for the guarantee currently in place from GPN, if HSBC shall require such a guarantee, that certain line of credit between HSBC and GPN shall be in full force and effect on terms and conditions as are currently in place as of the date hereof (the “HSBC Agreement”).

7.17 American State Bank.

Subject to American State Bank’s acceptance of a guarantee from the Purchaser in exchange for the guarantee currently in place from GPN, if American State Bank shall require such a guarantee, that certain agreement between Dolex Dollar and American State Bank shall be in full force and effect on terms and conditions as are currently in place as of the date hereof (the “American Agreement”).

7.18 FIRPTA Certificates.

Each Company shall have either (a) delivered to Purchaser a properly executed statement satisfying the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) in a form reasonably acceptable to Purchaser or (b) caused each Shareholder to have executed and delivered to Purchaser certificates of non-foreign status satisfying the requirements of Treasury Regulations Section 1.1445-2(b) in a form reasonably acceptable to Purchaser.

7.19 Surety Bond.

The surety bonds that are provided to the Governmental Bodies (the “Surety Bonds”) shall be in full force and effect and not subject to cancellation or termination as a result of the consummation of the transactions contemplated by this Agreement.

7.20 Estimated Closing Statement.

The Shareholders’ Representative shall have delivered to the Purchaser the Estimated Closing Statement setting forth the Estimated Purchase Price not less than fifteen (15) Business Days prior to the Closing Date, which Estimated Closing Statement shall also include an updated Schedule 3.28 for the twelve (12) month period ending as of the month preceding the Closing Date.

7.21 Europhil 2009 Audit.

At least thirty (30) days prior to the Closing Date, the Shareholders’ Representative shall have delivered to the Purchaser the audited statement of income, balance sheet and cash flow from operations of Europhil as of May 31, 2009 and for the twelve months then ended, prepared by the Shareholders’ outside accountants in accordance with GAAP (the “Europhil 2009 Audited Financial Statements”) and accompanied by an Acceptable Audit Opinion; provided that this condition shall be deemed satisfied unless, within seven (7) Business Days after receipt by the Purchaser of the Europhil 2009 Audited Financial Statements and the opinion of Europhil’s outside accountants thereto, the Purchaser notifies the Shareholders’ Representative in writing that such opinion shall not be an Acceptable Audit Opinion.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATIONS OF SHAREHOLDERS

The obligation of Shareholders to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction, on or before the Closing Date hereunder, of each of the following conditions, all or any of which may be waived, in whole or in part, by Shareholders.

8.1 Certificate Regarding Representations and Warranties.

The accuracy of the representations and warranties made by Purchaser in Article 4 and in each of the other Purchase Documents shall be assessed as of the date of this

Agreement and as of the Closing Date with the same effect as though all such representations and warranties had been made on and as of the Closing Date. There shall not exist inaccuracies in the representations and warranties of Purchaser set forth in this Agreement and each other Purchase Document such that individually or in the aggregate any such inaccuracy or inaccuracies has, or could reasonably be expected to have, a Material Adverse Effect on Purchaser; provided that, for purposes of this sentence only, those representations and warranties which are qualified by references to “material” or “Material Adverse Effect” or to the “Knowledge” of Purchaser shall be deemed not to include such qualifications; and Shareholders shall have received a certificate dated as of the Closing Date executed by an authorized officer of Purchaser to such effect.

8.2 Compliance by Purchaser.

Purchaser shall have duly performed in all material respects all of the covenants, agreements, and conditions contained in this Agreement and each other Purchase Document to be performed by Purchaser on or before the Closing Date, and Shareholders shall have received a certificate dated the Closing Date, executed by an authorized officer of Purchaser, to such effect. Shareholders shall have received from Purchaser all applicable closing deliveries, including those set forth in Section 2.2(b), and such certificates or other evidence, duly executed by Purchaser, dated as of the Closing Date, as Shareholders or their counsel shall reasonably request to evidence the performance of all covenants and the fulfillment by Purchaser, or such other satisfaction at or prior to the Closing Date, of the terms and conditions of this Agreement.

8.3 No Litigation; Etc.

No action, proceeding, investigation, regulation, or legislation shall be pending or overtly threatened by a Third Party which seeks to enjoin, restrain, or prohibit Shareholders, or to obtain substantial damages from Shareholders, in respect of the consummation of the transactions contemplated hereby, which, in the reasonable judgment of Shareholders, would make it inadvisable to consummate such transactions.

8.4 Antitrust.

The Consent or approval of, or the expiration of the applicable waiting period imposed by, any Governmental Body under the HSR Act or any applicable Antitrust Law, shall have been obtained.

8.5 Certified Resolutions.

Shareholders shall have received from Purchaser a certificate executed by the Secretary of Purchaser containing a true and correct copy of resolutions duly adopted by Purchaser’s board of directors (or similar governing body) approving and authorizing each of the Purchase Documents to which Purchaser is a party and each of the transactions contemplated hereby and thereby. The Secretary or Assistant Secretary of Purchaser shall also certify that such resolutions have not been rescinded, revoked, modified, or otherwise affected and remain in full force and effect.

8.6 Incumbency.

Shareholders shall have received a certificate of incumbency of Purchaser executed by the Secretary or Assistant Secretary of Purchaser listing the officers of Purchaser authorized to execute the Purchase Documents to which Purchaser is a party and the instruments of assumption on behalf of Purchaser and certifying the authority of each such officer to execute the agreements, documents, and instruments on behalf of Purchaser in connection with the consummation of the transactions contemplated herein.

8.7 Government Consents.

The Parties shall have received the following Consents: (a) approval of the acquisition of the Companies by the Purchaser by all foreign and U.S. state and federal agencies issuing or administering any of the Money Transmitter Licenses, where such approval is required by any applicable Law for the continued operation of the applicable Company’s money transmission business in any jurisdiction where it currently operates, as set forth on Schedule 8.7; and (b) any other Consents listed on Schedule 8.7.

8.8 Purchase Documents.

Shareholders shall have received the Purchase Documents to which Purchaser is a party, executed by Purchaser.

8.9 Payment of Purchase Price.

Shareholders shall have received the Estimated Purchase Price from Purchaser.

8.10 Guarantees.

GPN shall be released from its guarantees under each of the HSBC Agreement and American State Bank Agreement which, if required by HSBC and American State Bank, shall be replaced with a Purchaser guarantee in accordance with Section 6.3.

8.11 Surety Bond.

GPN shall be released from its indemnity under any of the Surety Bonds, which, if required, shall be replaced with a Purchaser indemnity in accordance with Section 6.3.

ARTICLE 9

POST CLOSING MATTERS

9.1 Employee Benefit Plans.

(a) Each individual who is employed by any Company immediately prior to the Closing Date shall remain an employee of such Company following the Closing Date, provided, that nothing in this Section 9.1(a) shall be construed to limit the ability of the Purchaser to terminate the employment of any such employee following the Closing Date in accordance with applicable Laws. Subject to subsection (c) below, the Purchaser shall provide the employees of any Company or any Subsidiary thereof at or after the Closing Date (“Continuing Employees”) with benefits pursuant to Purchaser’s Employee Benefit Plans. With respect to Continuing Employees performing services primarily outside of the U.S., Purchaser shall continue to maintain benefits under the Foreign Plans to the extent required under applicable Law and if permissible under the terms of the Foreign Plan. Purchaser shall cause its benefit plans to be arranged or amended such that (i) the Continuing Employees performing services primarily in the U.S., who participate in Employee Benefit Plans of any Company, any Company Subsidiary or any Shareholder, suffer no gap in coverage or benefits or duplication of costs in transitioning between such Employee Benefit Plans of any Company, any Subsidiary or Shareholder (as may have been provided by a Related Person) and Purchaser, including, without limitation, no waiting periods to participate, no pre-existing limitation exclusions, and no duplication of deductibles or out of pocket expenses for the same plan year or any portion thereof; and (ii) for purposes of all Employee Benefit Plans of the Purchaser that are in effect as of the Closing Date, other than any defined benefit pension plans, the Continuing Employees performing services primarily in the U.S. shall receive past service credit for their employment with their applicable Company or Subsidiary before the Closing. Purchaser also shall cause the Companies and their Subsidiaries to honor all employment, severance, consulting and other compensation Contracts disclosed in Schedule 9.1 to Purchaser between any Company or Subsidiary and any current or former director, officer, or employee thereof, and all provisions for vested benefits or other vested amounts earned or accrued through the Closing Date under any U.S. Company Benefit Plan and Foreign Plan, if applicable, but only to the extent any accruals with respect thereto reflected on the Balance Sheets. Following the Closing Date, Purchaser shall, or shall cause the Company to, pay all bonuses to the Continuing Employees and for the amounts listed on Schedule 9.1 attached hereto.

(b) Except as required by applicable Law with respect to Continuing Employees performing services primarily outside of the U.S., the Purchaser shall not be required to adopt an Employee Benefit Plan that corresponds to, or provides benefits that are equivalent, comparable or similar to those provided under, each U.S. Company Benefit Plan that covers any Continuing Employees prior to the Closing Date.

9.2 Retention of Records.

(a) Purchaser shall retain, and cause each Company after the Closing to retain, all Books and Records which are in such Company’s possession at the Closing relating to accounting or legal matters prior to the Closing for a period of at least two (2) years from the date hereof or such further period as may be required by any applicable Law in effect as of the date of this Agreement or that may be enacted thereafter; provided, however, that at the end of such two (2) year or applicable longer period the Books and Records may be disposed of by Purchaser or the applicable Company, if Purchaser or such Company first offers to surrender possession thereof to Shareholders at Shareholders’ expense. Shareholders shall have the right during business hours, upon reasonable notice to Purchaser or any Company, to inspect and make copies of any such records for any reasonable purpose.

(b) Except as otherwise provided in this Agreement, Shareholders may retain (i) one copy of the materials included in the data room organized by Shareholders in connection with the purchase and sale of the Shares, together with a copy of all documents referred to in such materials, (ii) all internal correspondence and memoranda, valuations, investment banking presentations and bids received from others in connection with the sale of the Shares, and (iii) a copy of all consolidating and consolidated financial information and all other accounting records prepared or used in connection with the preparation of the Financial Statements.

9.3 Further Assurances.

Shareholders agree from time to time after the Closing Date, at Purchaser’s request, to execute, acknowledge, and deliver to Purchaser such other instruments of conveyance and transfer and will take such other actions and execute and deliver such other documents, certifications, and further assurances as Purchaser may reasonably require in order to vest more effectively in Purchaser, or to put Purchaser more fully in possession of, any of the Companies’ rights or assets. Each of the Parties hereto will cooperate with the other and execute and deliver to the other Parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other Party hereto as necessary to carry out, evidence, and confirm the intended purposes of this Agreement. Each Party shall bear its own costs and expenses in compliance with this Section 9.3.

9.4 Noncompetition and Nonsolicitation.

(a) The Shareholders jointly and severally covenant and agree with the Purchaser that from and after the Closing Date and through the third (3rd) anniversary of the Closing Date (the “Restrictive Period”), none of them nor any Related Person, as of the date hereof or that shall later become a Related Person, shall, directly or indirectly:

(i) engage in the Competing Business within the Restricted Region; or

(ii) as a partner, member or stockholder (except as a holder, for investment purposes only, of not more than five percent (5%) of the outstanding stock of any company listed on a national securities exchange, or actively traded in a national over-the-counter market), equity holder, or joint venturer of any other Person, or, directly or beneficially, own, manage, operate, control, or participate in the ownership, management, operation or control of, a Person that is engaged in the Competing Business in the United States if such Person derives an amount greater than $15,000,000 of its annual revenues from the Competing Business in the Restricted Region during its most recently ended calendar year as determined in accordance with GAAP. For the avoidance of doubt the indirect or direct use of the Stored Value Platform Software to assist any Person engaging in the Competing Business in the Restricted Region during the Restrictive Period shall be a breach of this Section 9.4(a).

Notwithstanding the foregoing, during the Restrictive Period, a Shareholder or one of its Related Persons may acquire any Person or assets, merge or otherwise combine with any Person, or be acquired by any Person (whether in one transaction or a series of related transactions), notwithstanding that such assets or such Person or any of its Related Persons, directly or indirectly, is engaged in the Competing Business (any such transaction or series of related transactions, a “Combination Transaction” and the assets subject to such Combination Transaction or the Person with which such Combination Transaction is effected, the “Combining Person”) which had annual revenues from the Competing Business that exceeded $15,000,000 annually as determined in accordance with GAAP during the twelve (12) months ending on the date of the consummation of the Combination Transaction, provided that such Shareholder, Related Person or Combining Person uses commercially reasonable efforts to divest within twelve (12) months of the consummation of such Combination Transaction, the assets, properties and business so acquired representing at least the excess Competing Business revenues, unless there are less than twelve (12) months left in the Restrictive Period, in which case such Shareholder or Related Person shall have no obligation to divest. The failure to use commercially reasonable efforts to make such a divestiture with respect to a Combination Transaction during the applicable twelve (12) month period shall be a material breach of this Section 9.4.

(b) The Shareholders agree that none of them or their respective Related Persons will, directly or indirectly, alone or with others, during the Restrictive Period, solicit or assist anyone else in the solicitation of, any employee of any of the Companies to terminate his or her employment with such Company, provided that such restriction shall not apply to any such employee who responds to a general advertisement of employment with the Shareholders or any Related Person of the Shareholders or is terminated by the Purchaser. For the avoidance of doubt, (i) the Shareholders may solicit or hire Ken Domenech at any time following his termination of employment (whether voluntary or involuntary) with any Company or any Related Person of any Company, provided, that in the case of a voluntary termination such termination shall have occurred without the inducement of any Shareholder or any Related Person of any Shareholder and (ii) the Shareholders may discuss Ken Domenech’s employment with a Shareholder or any Related Person of a Shareholder if Ken Domenech initiates such discussions and the Shareholder’s offer of employment to Ken Domenech during such discussions shall not be considered an inducement for Ken Domenech to leave his employment with the Company or any Related Person of a Company.

(c) During the Restrictive Period, the Purchaser and its Related Persons shall not use, indirectly or directly, the Stored Value Platform Software on its behalf or on behalf of any other Person in connection with merchant acquiring services, except to the extent such services are provided by a Company or a Related Person of a Company to a Person in addition to money transfer or other services provided by such Company or Related Person to such Person or as part of a good faith attempt by a Company or Related Person of a Company to provide other products or services to a Person.

(d) If any provision contained in this Section 9.4 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Section 9.4, but this Section 9.4 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable Law, or in any way construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable Law, a court of competent jurisdiction shall construe and interpret or reform this Section 9.4 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable Law.

(e) The Parties acknowledge that the other Party would be irreparably harmed by any breach of this Section 9.4 and that there would be no adequate remedy at Law or in damages to compensate such other Party for any such breach and that, in addition to any relief at Law which may be available to such other Party for such violation or breach or regardless of any other provision in this Agreement, such other Party shall be entitled to injunctive and other equitable relief as the court may grant after considering the intent of this Section 9.4.

(f) Notwithstanding anything to the contrary in this Agreement, the Purchaser’s rights under this Section 9.4 may be assigned by the Purchaser, without the consent of any Shareholder, in connection with a sale of any Company or the business of any Company after the Closing or pursuant to Section 15.5 hereof.

ARTICLE 10

CONFIDENTIALITY; PUBLIC ANNOUNCEMENTS

10.1 Confidentiality.

The provisions of that certain Mutual Non-Disclosure Agreement dated August 5, 2008 by and between Palladium Capital Management III, L.L.C. and GPN are hereby incorporated herein in their entirety and the Parties agree to be bound thereby.

10.2 Public Announcements.

Except as set forth in this Section 10.2, Shareholders and Purchaser will consult with each other before issuing any press releases or otherwise making any public statements or filings with Governmental Bodies with respect to this Agreement or the transactions contemplated hereby and shall not issue any press releases or make any public statements or filings with Governmental Bodies prior to such consultation and shall modify any portion thereof if the other Party reasonably objects thereto, unless the same may be required by applicable Law. When participating, hosting or conducting an oral presentation or conference call, any Party may respond to reasonable requests or questions from analysts so long as such responses are not in writing; provided, however, no information shall be disclosed regarding Palladium Capital Management III, L.L.C. or any of its Related Persons (other than Purchaser) without the consent of Purchaser. Notwithstanding the foregoing, information about the transactions contemplated hereby included in any press release or public statement, which has been the subject of consultation between the Parties, may be republished by either Party without any prior consultation with the other Parties.

ARTICLE 11

TERMINATION

11.1 Termination.

This Agreement may be terminated:

(a) by the mutual consent of Purchaser, on the one hand, and Shareholders, on the other;

(b) by Purchaser (i) if any condition in Article 7 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a breach or default by Purchaser in the performance of its obligations hereunder) or waived by Purchaser in writing at or prior to the Closing Date, or (ii) if there is or has been a breach by any Shareholder of Section 5.3;

(c) by the Shareholders (i) if any condition in Article 8 becomes impossible to perform or satisfy or has not been satisfied in full (in either case, other than as a result of a default by any Shareholder in the performance of its obligations hereunder) and the performance of such condition has not been waived by the Shareholders’ Representative in writing at or prior to the Closing Date or (ii) if there is or has been a breach by Purchaser of Article 6; or

(d) by either Party (other than a Party that is in default of its obligations under this Agreement) if the Closing shall not have occurred on or before September 30, 2010.

11.2 Effect of Termination.

As to any damages of either Party arising from the effect of termination or abandonment of this Agreement by the other Party, such Party is entitled to pursue its rights or remedies against the other Party to the extent such rights or remedies may be available at law or in equity.

11.3 Break Fee

In the event this Agreement is terminated by Shareholders because of a breach by Purchaser of Article 6, Purchaser shall pay to the Shareholders a break fee in the amount of Four Million Two Hundred Fifty Thousand Dollars ($4,250,000).

ARTICLE 12

INDEMNIFICATION

12.1 Agreement of Shareholders to Indemnify.

Subject to the terms and conditions of this Article 12, Shareholders, jointly and severally, agree to indemnify, defend, reimburse and hold harmless the Purchaser Indemnitees from, against, for, and in respect of any and all Damages asserted against, relating to, imposed upon, or incurred by the Purchaser Indemnitees by reason of, resulting from, based upon, or arising out of:

(a) the breach of any representation or warranty of any Shareholder contained in or made pursuant to any Purchase Document or in any certificate, Schedule, or Exhibit furnished by any Shareholder in connection herewith or therewith, without regard to any due diligence by the Purchaser or its representatives or any disclosure by the Shareholders or their representatives other than pursuant to any such representation or warranty;

(b) the breach or nonfulfillment of any covenant or agreement of any Shareholder contained in or made pursuant to any Purchase Document;

(c) any Escheatment Liabilities as of the Closing Date in excess of the amount of such Escheatment Liabilities used for determination of the final Purchase Price and any penalties, fines or interest assessed by any Governmental Body for noncompliance with any Escheatment Law prior to the Closing Date in excess of the amount of such penalties, fines or interest used for determination of the final Purchase Price;

(d) the requirement in any Lease for a Company Store that the landlord Consent to a change in control of the Company that was a party to such Lease; provided that Purchaser not seek any such consent, except that (i) the Purchaser may seek such Consents if required to do so by a financing source of the Purchaser or a Related Person of the Purchaser (in which case the Purchaser shall inform the Shareholder Representative in writing of such requirement and allow the Shareholder Representative to participate in such process), (ii) the Purchaser may seek such Consents if first required to do so by the applicable landlord, lessor or sublessor in connection with the modification, extension or renewal of a Lease, and (iii) any informal comments by the personnel at a Company Store with respect to the transactions contemplated by this Agreement shall not be considered to be the Purchaser’s attempt to get Consent which would void the Shareholder’s indemnity obligations hereunder;

(e) any and all items set forth on Schedule 12.1 attached hereto (except to the extent any such Liability arises out of the gross negligence, recklessness or intentional misconduct of the Companies or its Related Persons after Closing); and

(f) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.1.

(g) Notwithstanding anything herein to the contrary, each Shareholder that is not a Company agrees and acknowledges that, after the Closing, such Shareholder shall not have any right (direct or indirect) of contribution, reimbursement or indemnification against any Company with respect to any breach by any Company of any of its representations, warranties, covenants or agreements contained in this Agreement.

12.2 Agreement of Purchaser to Indemnify.

Subject to the terms and conditions of this Article 12, Purchaser agrees to indemnify, defend, reimburse and hold harmless the Shareholder Indemnitees from, against, for, and in respect of any and all Damages asserted against, relating to, imposed upon, or incurred by the Shareholder Indemnitees arising out of:

(a) the breach of any representation or warranty of Purchaser contained in or made pursuant to any Purchase Document or in any certificate, schedule, or Exhibit furnished by Purchaser in connection herewith or therewith, without regard to any due diligence by the Shareholders or their representatives or any disclosure by the Purchaser or its representatives other than pursuant to any such representation or warranty;

(b) the breach of any covenant or agreement of Purchaser contained in or made pursuant to any Purchase Document; and

(c) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 12.2.

12.3 Procedures for Indemnification.

(a) An Indemnification Claim shall be made by the Indemnitee by delivery of a written declaration to the Indemnitor requesting indemnification and specifying the basis on which indemnification is sought and the amount of asserted Damages and, in the case of a Third Party Claim, containing (by attachment or otherwise) such other information as the Indemnitee shall have concerning such Third Party Claim.

(b) If the Indemnification Claim involves a Third Party Claim, the procedures set forth in Section 12.4 hereof shall be observed by the Indemnitee and the Indemnitor.

(c) If the Indemnification Claim involves a matter other than a Third Party Claim, the Indemnitor shall have thirty (30) Business Days to object to such Indemnification Claim by delivery of a written notice of such objection to the Indemnitee specifying in reasonable detail the basis for such objection. Failure to timely so object shall constitute a final and binding acceptance of the Indemnification Claim by the Indemnitor and the Indemnification Claim shall be paid within ten (10) Business Days. If an objection is timely interposed by the Indemnitor, then the Indemnitee and the

Indemnitor shall negotiate in good faith for a period of sixty (60) Business Days from the date (such period is hereinafter referred to as the “Negotiation Period”) the Indemnitee receives such objection. After the Negotiation Period, if the Indemnitor and the Indemnitee still cannot agree on the amount of an Indemnification Claim, either the Indemnitor or the Indemnitee may submit the dispute concerning such Indemnification Claim for resolution as provided in Section 15.2 below; provided, however, nothing herein shall prevent the parties from seeking equitable or injunctive relief in a court of equity with respect to such dispute.

12.4 Defense of Third Party Claims.

(a) In the event of a Third Party Claim, the Indemnitor shall have thirty (30) days (or such lesser time as may be necessary to comply with statutory response requirements for litigation claims that are included in such Third Party Claims) from receipt of the Indemnification Claim (the “Notice Period”) to notify the Indemnitee, (i) whether or not the Indemnitor disputes its liability to the Indemnitee with respect to such claim, and (ii) notwithstanding any such dispute, whether or not the Indemnitor will, at its sole cost and expense, defend the Indemnitee against such claim.

(b) In the event that the Indemnitor notifies the Indemnitee within the Notice Period that it will defend the Indemnitee against such claim then, except as hereinafter provided, the Indemnitor shall have the right to defend the Indemnitee by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnitor to a final conclusion. If the Indemnitee desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense. If in the reasonable opinion of the Indemnitee, any such claim or the litigation or resolution of any such claim involves an issue or matter that could have a Material Adverse Effect on the Indemnitee, the Indemnitee shall have the right to control the defense or settlement of any such claim or demand and its reasonable costs and expenses shall be included as part of the indemnification obligation of the Indemnitor. If the Indemnitee should elect to exercise such right, the Indemnitor shall have the right to participate in, but not control, the defense or settlement of such claim at its sole cost and expense.

(c) Except where the Indemnitor disputes its liability in a timely manner under this Section 12.4, the Indemnitor shall be conclusively liable for the amount of any Damages resulting from such claim or defense. If the Indemnitor disputes its liability in a timely manner, the procedures set forth in Section 12.3 hereof shall be observed by the Indemnitee and the Indemnitor in resolving the liability of the Indemnitor to the Indemnitee.

(d) The Indemnitee and the Indemnitor shall cooperate with each other in all reasonable respects in connection with the defense of any Third Party Claim, including making available records relating to such claim and furnishing, without expense to the Indemnitor, management employees of the Indemnitee as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witness in any proceeding relating to such claim.

(e) For the avoidance of doubt, the Third Party Claims identified in Schedule 12.1 shall be considered Third Party claims for which the Indemnitor has notified the Indemnitee that it will indemnify the Indemnitee against such Third Party Claim.

12.5 Settlement of Third Party Claims.

No settlement of a Third Party Claim involving the asserted Liability of the Indemnitee under this Article 12 shall be made without the prior written consent by or on behalf of the Indemnitee, which consent shall not be unreasonably withheld or delayed. Consent shall be presumed in the case of settlements of $10,000 or less where the Indemnitee has not responded within twenty (20) Business Days of written notice of a proposed settlement. In the event of any dispute regarding the reasonableness of a proposed settlement, the Party that will bear the larger financial Damages resulting from such settlement shall make the final determination in respect thereto, which determination shall be final and binding on all involved parties. Any settlement of a Third Party Claim shall include an unconditional release of the Indemnitee from all Liability in respect of such Third Party Claim.

12.6 Duration.

The indemnification rights of the parties hereto for Damages resulting from a breach of representations and warranties contained in any Purchase Document (other than the representations and warranties of Shareholders set forth in (a) Sections 3.1, 3.2(a), 3.2(c) (solely in respect of Liens on the Shares), 3.8, or the first two sentences of Section 3.3 (such representations and warranties, the “Special Representations”) or (b) Sections 3.7, 3.12 or 3.13) are subject to the condition that the Indemnitor shall have received written notice of the Damages for which indemnity is sought within two (2) years after the Closing Date. The indemnification rights of the Purchaser for Damages resulting from a breach of any representation and warranty set forth in Sections 3.8, 3.12 or 3.13 are subject to the condition that the Indemnitor shall have received written notice of the Damages for which indemnity is sought prior to ninety (90) days following the expiration of the applicable statute of limitations. The indemnification rights of the Purchaser for Damages resulting from a breach of any representation and warranty set forth in Section 3.7 are subject to the condition that the Indemnitor shall have received written notice of the Damages for which indemnity is sought within four (4) years of the Closing Date.

12.7 Limitations.

(a) The Indemnitor shall be obligated to indemnify the Indemnitee only when the aggregate of all Damages suffered or incurred by the Indemnitee as to which a right of indemnification is provided under Sections 12.1(a) or 12.2(a) exceeds $1,500,000 (such amount, the “Threshold Amount”), provided that with respect to Damages resulting from a breach of the representations and warranties contained in Section 3.13, the Indemnitor shall be obligated to indemnify the Indemnitee only when the aggregate of all Damages suffered or incurred by the Indemnitee as to which a right of indemnification is provided under Sections 12.1(a), or 12.2(a) or 14.2 exceeds Twenty-Five Thousand

Dollars ($25,000.00) (such amount, the “Tax Threshold Amount”). After satisfaction of the Tax Threshold Amount, the Indemnitor would be obligated to indemnify the Indemnitee for all amounts, including the Tax Threshold Amount. After the aggregate of all Damages suffered or incurred by the Indemnitee exceeds the Threshold Amount, the Indemnitor shall be obligated to indemnify the Indemnitee only to the extent the aggregate of all such Damages exceeds the Threshold Amount. In no event shall the aggregate Liability of Shareholders, or the aggregate Liability of Purchaser, under this Article 12 exceed fifty percent (50%) of the Purchase Price (the “Maximum Amount”). Furthermore, no claim for Damages may be made for indemnification hereunder if the amount of such claim does not exceed $175,000 (the “de minimis Amount”), provided that a claim for Damages that is $175,000 or less shall count towards satisfaction of the Threshold Amount, provided, further that related claims shall be aggregated and count towards such $175,000 amount. Notwithstanding the above, none of the Threshold Amount, the Maximum Amount or the de minimis Amount limitations shall apply to the indemnification rights of the parties hereto for Damages resulting from those Liabilities relating to (A) any Special Representation; (B) any representation or warranty of the Shareholders under Section 3.13 or any indemnification under Section 14.2 (provided that the Tax Threshold Amount shall apply to any such indemnification rights) or Section 3.4(c); or (C) indemnification under Section 12.1(c), 12.1(d), or 12.1(e) and the payment of such amounts by the Indemnitor shall not count toward the calculation of the Maximum Amount or the de minimis amount of the Indemnitor.

(b) The Indemnitor shall not be liable for Damages in excess of the actual Damages suffered by the Indemnitee as a result of the act, circumstance, or condition for which indemnification is sought.

(c) In no event will any Party be liable for any amounts for (i) loss of income, profit or revenue of the other Party or any Related Person of such Party, or (ii) incidental, consequential, special, indirect, punitive or exemplary damages suffered by the other Party and its Related Persons arising from or related to this Agreement, even if such Party has been advised of the possibility thereof; unless, in each case, such damages are payable by the other Party to a third party.

(d) Except with respect to the Special Representations, Section 3.13 (once the Tax Threshold Amount has been satisfied), Section 14 (once the Tax Threshold Amount has been satisfied) and the Shareholders’ indemnification obligations under Sections 12.1(c) and 12.1(d), in determining whether a representation, warranty or covenant has been breached for purposes of Sellers’ obligations to indemnify Purchaser under Section 12.1 and determining the amount of any Damages under this Article 12, materiality, Material Adverse Effect or other similar qualifiers contained in any representation, warranty or covenant will be disregarded.

12.8 Adjustment to Purchase Price.

Any payment of an Indemnification Claim hereunder shall be accounted for as an adjustment to the Purchase Price.

12.9 Insurance.

In the event an Indemnitee actually receives any insurance proceeds with respect to Damages for which the Indemnitee has made a claim prior to the date on which the Indemnitor is required pursuant to this Article 12 to pay such claim, the claim shall be reduced by an amount equal to such insurance proceeds received by the Indemnitee less all costs incurred by the Indemnitee in obtaining such insurance proceeds. If such insurance proceeds are actually received by the Indemnitee after the date on which the Indemnitor is required pursuant to this Article 12 to pay such claim, the Indemnitee shall, no later than thirty (30) days after the receipt of such insurance proceeds, reimburse the Indemnitor in an amount equal to such insurance proceeds (but in no event in an amount greater than the Damages theretofore paid to the Indemnitee by the Indemnitor) less all reasonable costs incurred by the Indemnitee in obtaining such insurance proceeds. Notwithstanding the foregoing, the Indemnitee is not required to pursue a recovery from an insurer as a precondition to the Indemnitor’s obligation to pay any claim as required by this Article 12 or otherwise and the Indemnitor shall not be entitled to delay any payment beyond the respective payment dates for any claim referred to in this Article 12 for the purpose of awaiting receipt of insurance proceeds or credits therefor as provided herein.

12.10 Subrogation Rights.

In the event that the Indemnitor shall be obligated to indemnify the Indemnitee pursuant to this Article 12, the Indemnitor shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnitee with respect to the Damages to which such indemnification relates; provided, however, that the Indemnitor shall only be subrogated to the extent of any amount paid by it pursuant to this Article 12 in connection with such damages.

12.11 Exclusive Remedy.

(a) Other than with respect to Sections 9.4 or 14.2, a Party’s exclusive remedy for Damages arising out of any breach of any representation, warranty, agreement or covenant of another Party contained herein shall be indemnification pursuant to this Article 12.

(b) Notwithstanding the provisions of Section 12.11(a), nothing shall restrict the Purchaser or the Shareholders from seeking specific performance of the obligations of the other Party, it being acknowledged by the Purchaser and the Shareholders that a breach by the other Party of such obligations would cause the non-breaching Party irreparable harm for which money damages would be inadequate to compensate the non-breaching Party for the damages it would sustain.

ARTICLE 13

APPOINTMENT OF SHAREHOLDERS REPRESENTATIVE

13.1 Appointment of Shareholders’ Representative; Acceptance; Effectiveness.

(a) By executing this Agreement, each Shareholder irrevocably constitutes and appoints James G. Kelly (the “Shareholders’ Representative”) as each party’s attorney-in-fact and agent, with full power of substitution, to execute and deliver the Purchase Documents, other than this Agreement, on behalf of each Shareholder and to act for and on behalf of such party with respect to any Indemnification Claim or other matter arising under this Agreement or the Purchase Documents. Each party acknowledges and agrees that the appointment of the Shareholders’ Representative for such party is coupled with an interest and may not be revoked. The Shareholders’ Representative (i) accepts his appointment and authorization to act as attorney-in-fact and agent on behalf of each such party in accordance with the terms of this Agreement and the Purchase Documents and (ii) agrees to perform his obligations hereunder and under the Purchase Documents, and otherwise comply with, this Agreement and the Purchase Documents. Each party fully and completely, without restrictions, agrees to be bound by all notices received and agreements and determinations made by and documents executed and delivered by the Shareholders’ Representative under this Agreement and the Purchase Documents, and authorizes the Shareholders’ Representative to (i) dispute or refrain from disputing any Indemnification Claim made by a Purchaser Indemnitee under Article 12 of this Agreement or under the Purchase Documents, (ii) negotiate and compromise any dispute which may arise under Article 12 of this Agreement or under the Purchase Documents, (iii) exercise or refrain from exercising any remedies available to the parties under Article 12 of this Agreement or under the Purchase Documents, (iv) sign any releases or other documents with respect to any such dispute or remedy, (v) waive any condition contained in Article 12 of this Agreement or under the Purchase Documents, and (vi) give such instructions and to do such other things and refrain from doing such other things as the Shareholders’ Representative in its sole discretion deems necessary or appropriate to carry out the provisions of Article 12 of this Agreement or under the Purchase Documents.

(b) The Shareholders’ Representative may resign as such by delivering written notice to such effect at least thirty (30) days prior to the effective date of such resignation to each Shareholder. Any Shareholder may terminate the appointment of the Shareholders’ Representative hereunder by delivering written notice to the Shareholders’ Representative which notice shall designate the effective date of such termination. In the event of such resignation or termination, a successor Shareholders’ Representative shall be appointed by the Shareholders and written notice of such appointment shall be delivered to Purchaser. After the appointment of a person as successor Shareholders’ Representative, all references herein to the Shareholders’ Representative shall be deemed to include such successor.

(c) The Shareholders’ Representative shall have no liability to the Shareholders for any actions or omissions taken or suffered in good faith in his capacity as the Shareholders’ Representative.

ARTICLE 14

TAX MATTERS

14.1 Filing Responsibility.

The following provisions shall govern the allocation of responsibility and payment of Taxes as between Purchaser and the Shareholders for certain Tax matters following the Closing Date:

(a) Between the date of this Agreement and the Closing Date, the Shareholders shall prepare and file, or cause to be prepared and filed, on a timely basis, all Tax Returns that are required to be filed by or on behalf of each Company (taking account of extensions) prior to the Closing Date and shall pay or cause to be paid all Taxes due and payable with respect thereto. Shareholders shall provide a copy of any such Tax Returns to Purchaser (in the case of any Tax Returns filed on an affiliated, consolidated, combined or similar basis with any Shareholder, Shareholders shall provide a pro forma Tax Return) within fifteen (15) Business Days after the filing of such Tax Returns.

(b) Purchaser shall prepare or cause to be prepared and file or cause to be filed all Tax Returns required to be filed by or on behalf of each Company for all taxable periods ending on or prior to the Closing Date (a “Pre-Closing Period”) which are required to be filed after the Closing Date (taking account of extensions) (other than income Tax Returns filed on an affiliated, consolidated, combined or similar basis with any Shareholder, which such Shareholder shall prepare and provide a pro forma Tax Return to Purchaser for review). Purchaser shall submit a draft of any such Tax Returns to the Shareholders (or in the case of any Tax Returns filed on an affiliated, consolidated, combined or similar basis with any Shareholder, Shareholders shall provide a pro forma Tax Return to the Purchaser) for its review and comment at least forty-five (45) calendar days prior to the due date of such Tax Returns, and each Party shall make any reasonable changes proposed by the other Party. The Shareholders shall reimburse Purchaser for Taxes of each Company with respect to all such Pre-Closing Periods within fifteen (15) days before payment by Purchaser or any Company of such Taxes to the extent such Taxes were not reflected as a liability on the Balance Sheets.

(c) Purchaser shall prepare or cause to be prepared and file or cause to be filed any Tax Returns required to be filed by or on behalf of each Company (or for which each Company is required to file) for all Straddle Periods. Purchaser shall submit a draft of any such Tax Returns to Shareholders for review and comment prior to the due date of such Tax Returns, and Purchaser shall make any reasonable changes proposed by Shareholders. Shareholders shall pay to Purchaser within fifteen (15) days before the date on which Taxes are paid with respect to such Straddle Periods an amount equal to the portion of such Taxes which relates to the portion of such Straddle Period ending on the Closing Date to the extent such Taxes were not reflected as a Liability on the Balance Sheets. For purposes of this Section 14.1, in the case of any Taxes that are imposed on a periodic basis and are payable for a Straddle Period, the portion of such Tax that relates to the portion of such taxable period ending on the Closing Date shall (i) in the case of

Taxes (other than Taxes based upon or related to income or receipts), be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in the entire taxable period; and (ii) in the case of any Tax based upon or related to income or receipts, be deemed equal to the amount which would be payable if the relevant taxable period ended on the Closing Date. Any Tax credits relating to a Tax period that begins before and ends after the Closing Date shall be taken into account as though the relevant Tax period ended on the Closing Date. For the avoidance of doubt, any Taxes that are imposed on a non-periodic basis (e.g. sales taxes) and are payable for a Straddle Period, shall be attributable to the portion of such Straddle Period in which the transaction giving rise to such Taxes occurs.

14.2 Tax Indemnification.

(a) The Shareholders jointly and severally agree to indemnify and hold forever harmless each Purchaser Group Member from and against, and to promptly pay to such Purchaser Group Member or reimburse such Purchaser Group Member for, any and all Damages sustained or incurred by such Purchaser Group Member in connection with, caused by or arising from (i) any Tax of any Company with respect to any taxable period (or portion thereof, determined in a manner consistent with Section 14.1 hereof) ending on or before the Closing Date (except to the extent such Tax was reflected as a Liability on the Balance Sheets); (ii) Taxes for which any Company is liable pursuant to Treasury Regulation Section 1.1502-6 or any similar provision of state, local or foreign Law by virtue of having been a member of any affiliated, consolidated, combined, or unitary group prior to the Closing Date or as a result of any Tax sharing or similar agreement; (iii) Taxes of any Person (other than each Company) imposed on any Company as a transferee or successor, or by Contract, which Taxes relate to an event or transaction occurring before the Closing; (iv) Transfer Taxes for which Shareholders are responsible pursuant to Section 14.6; (v) any breach of representations or warranties set forth in Section 3.13 hereof; and (vi) any breach of Shareholders’ covenants contained in this Article 14. Shareholders’ indemnification obligations under this Section 14.2 are referred to herein as the “Tax Indemnity” and each claim for Damages described in this Section 14.2 is referred to herein as a “Tax Claim” and collectively as the “Tax Claims”.

(b) For purposes of this Section 14.2 and the calculation of any indemnity payable or amount recoverable under this Agreement, any interest, penalties or additions to Tax accruing before or after the Closing Date with respect to a Liability for Taxes for which Purchaser is entitled to recover from Shareholders shall be deemed to be attributable to a Tax period with respect to which Shareholders are required to indemnify Purchaser.

14.3 Tax Contests.

Purchaser shall promptly notify the Shareholders in writing of the commencement of any audit, examination or proceeding (“Tax Contest”) relating in whole or in part to Taxes for which Purchaser may be entitled to indemnity from Shareholders hereunder. With respect to any Tax Contest which relates to a Pre-Closing Period of any Company, the Shareholders shall be entitled to direct and control, in good faith, all proceedings taken in connection with such Tax Contest with counsel reasonably satisfactory to Purchaser; provided, however, that the Shareholders shall notify Purchaser in writing of their intention to direct and control such Tax Contest within twenty (20) Business Days after the Shareholders’ receipt of Purchaser’s written notice of such Tax Contest. The Shareholders may not settle or compromise any such Tax Contest that may have an adverse effect on Taxes of any Company for any Tax period beginning after the Closing Date, without the prior written consent of Purchaser, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, if written notice is given to the Shareholders of the commencement of any Tax Contest for a Pre-Closing Period and the Shareholders do not, within twenty (20) Business Days after the Purchaser’s written notice is given, give written notice to the Purchaser of their election to assume the defense thereof, Purchaser shall direct and control, in good faith, such Tax Contest. In the case of a Tax Contest relating to Taxes of any Company for any Straddle Period, Purchaser shall control all proceedings taken in connection with any such Tax Contest. The Shareholders shall have the right to participate (at the Shareholders’ own expense) in any Tax Contest with respect to any Pre-Closing Period which is directed and controlled by Purchaser and any Tax Contest relating to any Straddle Period. The Shareholders’ right to participate shall include, but shall not be limited to, the right to receive copies of all correspondence from any Taxing Authority relating to such Tax Contest, attend meetings and review and comment on submissions relating to any Tax Contest, and Purchaser shall consider in good faith any comments provided by the Shareholders. Purchaser may not settle or compromise any Tax Contest that would result in an indemnification obligation of the Shareholders for Taxes under this Agreement without the prior written consent of the Shareholders; provided, however, that consent to settlement or compromise shall not be unreasonably withheld. The failure of the Purchaser to give reasonably prompt notice of any Tax Contest shall not release, waive or otherwise affect the Shareholders’ obligations with respect thereto except to the extent that the Shareholders can demonstrate actual loss and prejudice as a result of such failure. Purchaser and each Company shall use their reasonable efforts to provide the Shareholders with such assistance as may be reasonably requested by the Shareholders in connection with a Tax Contest controlled solely by the Shareholders.

14.4 Coordination with Article 12.

The amount of the Tax Indemnity to which the Purchaser shall be entitled under this Article 14 and payment thereof shall be determined in the same manner to which an indemnification amount is determined under Article 12. Within ten (10) days after such amount has been determined in accordance with Article 12, the Indemnitor shall pay to the Indemnitee the recovery or indemnification amount. The rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes shall be governed by this Article 14. In case of any inconsistency between Article 12, on the one hand, and Article 14, on the other hand, the provisions of this Article 14 shall control over such other provision with respect to Tax matters. The obligation of the Indemnitor to the Indemnitee for any Tax Claim shall survive until ninety (90) days after the expiration of the applicable statute of limitations for such Tax Claim (including periods of extension, whether automatic or permissive). For the avoidance of doubt, indemnification claims under Section 14.2 are subject to the Tax Threshold Amount as set forth in Section 12.7, but shall not be subject to the Threshold Amount, Maximum Amount or de minimis Amount.

14.5 Access and Assistance.

Each of the Shareholders and Purchaser shall cooperate fully, as and to the extent reasonably requested by any other Party, in connection with the filing of Tax Returns pursuant to this Article 14 and any Tax Contest with respect to Taxes of any Company or any Subsidiary. Such cooperation shall include the retention and (upon the other Party’s request) the provision of records and information that are reasonably relevant to the preparation of any such Tax Return or to any such Tax Contest. Each of the Shareholders shall (a) retain all Books and Records in its possession with respect to Tax matters pertinent to each Company relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by Purchaser, any extension thereof) of the applicable taxable periods, and abide by all record retention agreements entered into with any Taxing Authority, and (b) give to Purchaser and each Company reasonable written notice before transferring, destroying or discarding any such Books and Records and, if Purchaser or any Company so requests, the Shareholders shall allow Purchaser or any such Company to take possession of such Books and Records.

14.6 Transfer Taxes.

All transfer, documentary, sales, use, stamp, registration, and other such Taxes and fees (including any penalties and interest) incurred in connection with the consummation of the transactions contemplated by this Agreement (the “Transfer Taxes”) shall be paid when due by the Shareholders, and the Shareholders will, at their own expense, file all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required, Purchaser will, and will cause its Related Persons to, join in the execution of any such Tax Returns and other documentation; provided that any such Transfer Taxes resulting from the Section 338(h)(10) Election shall be the Shareholders’ responsibility.

14.7 Post-Signing Tax Actions.

From the date of this Agreement to the Closing Date, none of the Companies shall, without the written consent of Purchaser (which consent shall not be unreasonably withheld), make any Tax election, settle or compromise any Tax liability, change any annual Tax accounting period, change any method of Tax accounting, file an amended Tax Return, enter into any closing agreement relating to any Tax, surrender any right to claim a Tax refund, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment, or fail to pay its Taxes and file Tax Returns when due and payable.

14.8 338(h)(10) Elections.

The Purchaser and the Shareholders shall join in making an election under Section 338(h)(10) of the Code (and any comparable election under state or local law) with respect to Purchaser’s purchase of the stock (solely for Tax purposes) of Dolex Dollar (the “Section 338(h)(10) Subsidiary”) hereunder (collectively the “Section 338(h)(10) Election”). Purchaser agrees not to make an election under Section 338(g) of the Code with respect to any of the Companies. Purchaser and Shareholders will cooperate fully with each other in the making of the Section 338(h)(10) Election including the filing of IRS Forms 8023 and 8883 (and any related forms under state and local Tax law). Other than the Section 338(h)(10) Election, neither Purchaser nor any of its Related Persons shall make an election under Section 338 of the Code (or any comparable election under state or local law) with respect to the purchase of the Companies without the prior written consent of the Shareholders. The portion of the Purchase Price with respect to the Section 338(h)(10) Subsidiary and other relevant items shall be allocated among the assets of the Section 338(h)(10) Subsidiary in accordance with their fair market values as reasonably determined by Purchaser and the Shareholders in accordance with Sections 338 and 1060 of the Code and the Treasury Regulations thereunder and consistent with the allocation set forth on the Allocation Statement described in Section 1.5 hereof (the “Section 338(h)(10) Allocation”). Purchaser shall initially determine the Section 338(h)(10) Allocation and prepare one or more schedules based on the Allocation Statement (the “Section 338(h)(10) Allocation Schedule”). The Shareholders shall use commercially reasonable efforts to provide Purchaser, not later than thirty (30) calendar days after the Closing Date, such documents, forms and other information (including separate financial statements prepared in accordance with GAAP for each Company as of the Closing Date) as are sufficient to prepare the Section 338(h)(10) Allocation, including such information as Purchaser may reasonably request. Purchaser shall use commercially reasonable efforts to deliver the Section 338(h)(10) Allocation Schedule to the Shareholders for their review and comment within the one hundred eighty (180) calendar days after the Closing Date. To the extent that the Purchase Price is adjusted after the Closing Date, Purchaser and the Shareholders agree to revise and amend the Section 338(h)(10) Allocation Schedule, if necessary, and IRS Forms 8883. The Section 338(h)(10) Allocation derived pursuant to this Section 14.8 shall be binding on the Shareholders, each Company and Purchaser for all Tax reporting purposes, and the parties shall report the Purchaser’s purchase of the stock (solely for Tax purposes) of the Section 338(h)(10) Subsidiary in a manner consistent with the Section 338(h)(10) Allocation and shall not take a position in any Tax Return that is inconsistent with such Section 338(h)(10) Allocation, unless required to do so by applicable Tax law or pursuant to a “determination” as defined in Section 1313(a) of the Code (or any similar state or local Tax law).

14.9 Tax Sharing Agreements.

All Tax sharing agreements or similar agreements with respect to or involving any Company shall be terminated as of the Closing Date. After the Closing Date, each Company shall not be bound thereby or have any liability thereunder.

14.10 Tax Refunds and Tax Benefits.

Unless included as a positive adjustment in the calculation of the Purchase Price or arising from a net operating loss carryback from a post-closing Tax period, any Tax refund, credit or similar benefit (including any interest paid or credited with respect thereto) relating to any Company for any taxable period or portion thereof ending on or before the Closing Date shall be the property of GPN, and, if received by Purchaser, or any Company, shall be paid over promptly to GPN. Any amount otherwise payable by the Shareholders with respect to Taxes under this Article 14 shall be reduced by any Tax benefit actually realized in the year such amount is payable to Purchaser, its Related Persons or the Companies (a “Post-Closing Date Tax Benefit”) that arose in connection with any underlying adjustment.

ARTICLE 15

GENERAL PROVISIONS

15.1 Definitions.

(a) The terms set forth below shall have the meanings ascribed thereto in the referenced sections:

(i)	Accounting Firm	Section 1.3(c)

(ii)	Affiliate Agreements	Section 3.19

(iii)	Agreement	Preamble

(iv)	Allocation Statement	Section 1.5

(v)	American Agreement	Section 7.17

(vi)	Applicable Policies	Section 3.17(b)

(vii)	Burdensome Condition	Section 6.1

(viii)	Closing	Section 2.1

(ix)	Closing Date	Section 2.1

(x)	COBRA	Section 3.12(h)

(xi)	Combination Transaction	Section 9.4(a)

(xii)	Combining Person	Section 9.4(a)

(xiii)	Company(ies)	Background

(xiv)	Company Licensed Software	Section 3.7(c)

(xv)	Company Owned Software	Section 3.7(e)

(xvi)	Continuing Employees	Section 9.1(a)

(xvii)	Correspondent Permits	Section 3.14(c)

(xviii)	Current Telecommunications Agreement	Section 5.9

(xix)	de minimis Amount	Section 12.7(a)

(xx)	DOJ	Section 6.1

(xxi)	Dolex Dollar	Background

(xxii)	Dolex Envíos	Background

(xxiii)	Dolex Europe	Preamble

(xxiv)	Dolex Guatemala	Background

(xxv)	Effective Time	Section 2.1

(xxvi)	ERISA Affiliate	Section 3.12(a)

(xxvii)	Europhil	Background

(xxviii)	Europhil 2009 Audited Financial Statements	Section 7.22

(xxix)	Europhil 2009 Unaudited Financial Statements	Section 3.4(a)

(xxx)	Financial Statements	Section 3.4(a)

(xxxi)	FMLA	Section 3.12(k)

(xxxii)	Foreign Plan	Section 3.12(j)

(xxxiii)	FRCP	Section 15.2(c)

(xxxiv)	FTC	Section 6.1

(xxxv)	GP Finance	Preamble

(xxxvi)	GPN	Preamble

(xxxvii)	HSBC Agreement	Section 7.16

(xxxviii)	Interim Financial Statements	Section 3.4

(xxxix)	IT Assets	Section 3.7(g)

(xl)	LAMS	Preamble

(xli)	Lease	Section 3.5(b)(i)

(xlii)	Leased Real Property	Section 3.5(b)

(xliii)	License Agreement	Section 3.7(c)

(xliv)	Licensed Intellectual Property Rights	Section 3.7(c)

(xlv)	Material Contracts	Section 3.6(a)

(xlvi)	Material Permits	Section 3.14(a)

(xlvii)	Maximum Amount	Section 12.7(a)

(xlviii)	Monthly Reporting Package	Section 5.6

(xlix)	Negotiation Period	Section 12.3(c)

(l)	New Telecommunications Agreement	Section 5.9

(li)	Notice of Objection	Section 1.3(c)

(lii)	Notice Period	Section 12.4(a)

(liii)	PBGC	Section 3.12(b)

(liv)	Personal Property Lease	Section 3.5(c)

(lv)	Post-Closing Date Tax Benefit	Section 14.10

(lvi)	Pre-Closing Financial Statements	Section 5.6

(lvii)	Pre-Closing Monthly Reporting Package	Section 5.6

(lviii)	Pre-Closing Period	Section 14.1(b)

(lix)	Privacy Laws	Section 3.22

(lx)	Purchase Price	Section 1.2

(lxi)	Purchaser	Preamble

(lxii)	Purchaser Closing Statement	Section 1.3(b)

(lxiii)	Restrictive Period	Section 9.4(a)

(lxiv)	Section 338(h)(10) Allocation	Section 14.8

(lxv)	Section 338(h)(10) Allocation Schedule	Section 14.8

(lxvi)	Section 338(h)(10) Election	Section 14.8

(lxvii)	Section 338(h)(10) Subsidiary	Section 14.8

(lxviii)	Seller(s)	Preamble

(lxix)	Seller Guaranties	Section 3.25

(lxx)	Shareholder(s)	Preamble

(lxxi)	Shareholders’ Representative	Section 13.1(a)

(lxxii)	Shares	Background

(lxxiii)	Software	Section 3.7(e)

(lxxiv)	Special Representations	Section 12.6

(lxxv)	Surety Bonds	Section 7.19

(lxxvi)	Tax Claim(s)	Section 14.2(a)

(lxxvii)	Tax Contest	Section 14.3

(lxxviii)	Tax Indemnity	Section 14.2(a)

(lxxix)	Tax Threshold Amount	Section 12.7(a)

(lxxx)	Threshold Amount	Section 12.7(a)

(lxxxi)	Transfer Taxes	Section 14.6

(lxxxii)	Transition Services Agreement	Section 5.5

(lxxxiii)	U.S. Company Benefit Plan(s)	Section 3.12(a)

(lxxxiv)	WARN Act	Section 3.11(c)

(b) Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

(i) “Acceptable Audit Opinion” means, with respect to the Europhil 2009 Audited Financial Statements, either (A) an unqualified opinion of Europhil’s outside accountants as to the Europhil 2009 Audited Financial Statements, or (B) a qualified opinion of such outside accountants as to the Europhil 2009 Audited Financial Statements, so long as the qualifications in such opinion singly or together shall not result in or reflect a Material Adverse Change as to Europhil.

(ii) “Accounts Receivable” means all accounts receivable, notes receivable and other monies due for sales and deliveries of goods or performance of services by a Company arising out of the conduct of such Company’s business.

(iii) “Acquisition Proposal” means any proposals or offers from any Person other than Purchaser relating to any acquisition of all or any of the Shares, or all or any substantial part of the assets of any Company, or any merger or consolidation of any Company.

(iv) “Agent” means any Person, other than an Employee, which any Company retains to interact with its customers at the point of sale in order to provide money transmission services on behalf of such Company.

(v) “Antitrust Laws” means the HSR Act, the Sherman Act, as amended, the Clayton Act, as amended, the Federal Trade Commission Act, as amended, and any other federal, state or foreign Law or Order designed to prohibit, restrict or regulate actions in order to promote or enhance competition and/or prevent monopolization or restraint of trade.

(vi) “Balance Sheet(s)” means the audited balance sheet in the Financial Statements dated as of May 31, 2009 and the unaudited balance sheet in the Europhil 2009 Unaudited Financial Statements.

(vii) “Balance Sheet Date” means May 31, 2009.

(viii) “Books and Records” means all existing data, databases, books, records, correspondence, business plans and projections, records of sales, customer and vendor lists, files, papers, and, to the extent permitted under applicable Law, copies of historical personnel, payroll and medical records of each of the Employees in the possession of any Company, including employment applications, employment agreements, confidentiality and non-compete agreements, corrective action reports, disciplinary reports, notices of transfer, notices of rate changes, other similar documents, and any summaries of such documents regularly prepared by any Company; all reported medical claims made for each Employee; and all manuals and printed instructions of any Company.

(ix) “Business Day” means any day on which national banks are open for business in the city of Atlanta, Georgia, New York, New York and Madrid, Spain.

(x) “Caribbean” means Puerto Rico and all of the island nations located in the Caribbean, including without limitation Cuba, Haiti, the Dominican Republic and Jamaica.

(xi) “Code” means the Internal Revenue Code of 1986, as amended.

(xii) “Company Indebtedness” means the aggregate of (A) all funded indebtedness of the Companies for borrowed money (expressly excluding trade payables and accrued expenses constituting current liabilities), (B) all obligations of the Companies for the deferred purchase price of property or assets, (C) all obligations of the Companies evidenced by notes (including promissory notes issued in consideration for the purchase of stock or assets of any business), bonds, debentures or other similar instruments, and (D) all capital leases, which, in the case of clauses (A) through (D) above, shall include all accrued interest thereon and applicable prepayment premiums and any other fees, costs or expenses payable in connection therewith, all of which Company Indebtedness is described in Schedule 3.16(a) hereto.

(xiii) “Company Intellectual Property Rights” means all Intellectual Property Rights owned by the Companies and their respective Subsidiaries.

(xiv) “Company Stores” means the branch locations through which any Company offers money transmission services.

(xv) “Company Value” means as of any date:

(A) if the TTM EBITDA, as of such date, shall be Eighteen Million Five Hundred Thousand Dollars ($18,500,000) or higher, One Hundred Ten Million Seven Hundred Thousand Dollars ($110,700,000);

(B) if the TTM EBITDA, as of such date, is below Eighteen Million Five Hundred Thousand Dollars ($18,500,000) but greater than Seventeen Million Five Hundred Thousand Dollars ($17,500,000), such TTM EBITDA multiplied by 5.75; and

(C) if the TTM EBITDA, as of such date, is at or below Seventeen Million Five Hundred Thousand Dollars ($17,500,000), such TTM EBITDA multiplied by 5.5; provided, however, in no event shall Company Value be less than Eighty-Five Million Dollars ($85,000,000).

(xvi) “Competing Business” means the business of the transmission of money or funds from consumer to consumer as provided by Dolex Dollar and Europhil as of the date hereof, but shall not include the transmission of money or funds between businesses, the provision of payment processing or check services, or any other services currently performed by the Shareholders (other than Dolex Dollar) or any Related Persons of the Shareholders (other than the Companies).

(xvii) “Consent” means any consent, approval, authorization, clearance, exception, waiver or similar affirmation.

(xviii) “Contract” means any contract, agreement, indenture, note, bond, loan, instrument, lease, commitment or other arrangement or agreement, including without limitation any License Agreement, whether written or oral.

(xix) “Corporate Charges” means expenses incurred by GPN or a Related Person of GPN (other than a Company) on behalf of a Company for administrative services, including without limitation accounts payable, treasury, legal, corporate development, human resources, and insurance, that are not charged as expenses to such Company by GPN or such Related Person of GPN.

(xx) “Correspondent” means a bank or other Person or financial institution to which any Company transmits money for delivery by such bank, Person or financial institution or its agents to the intended recipient of such money.

(xxi) “Damages” means all costs, damages, disbursements or expenses (including, but not limited to interest and reasonable legal, accounting and other professional fees and expenses incurred in the investigation, collection, prosecution and defense of claims and amounts paid in settlement) that are actually imposed or otherwise actually incurred or suffered by the indemnified person in connection with a matter that is the subject of an Indemnification Claim.

(xxii) “Default” means (A) any breach or violation of, default under, contravention of, or conflict with, any Material Contract, Law, Order, or Permit, (B) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of, default under, contravention of, or conflict with, any Material Contract, Law, Order, or Permit, or (C) any occurrence of any event that with or without the passage of time or the giving of notice or both would give rise to a right of any Person to exercise any remedy or obtain any relief under, terminate or revoke, suspend, cancel, or modify or change the current terms of, or renegotiate, or to accelerate the maturity or performance of, or to increase or impose any Liability under, any Material Contract, Law, Order, or Permit.

(xxiii) “Dolex Envíos Standard Employment Letter(s)” means employment letters between Dolex Envíos and each of its employees (other than those indicated on Schedule 15.1(b)) in the form of the employment agreement included in Schedule 15.1(b), except for non-substantive changes to the terms and provisions of such form that do not have the effect of increasing Dolex Envíos’ obligations beyond those provided for in such form.

(xxiv) “EBITDA” means as to any period the aggregate operating revenue (excluding interest income) of the Companies, minus all expenses, except for income Taxes, interest expenses, depreciation and amortization, all for such period, determined on a combined basis in accordance with GAAP, less $50,000 for Corporate Charges. The Parties acknowledge that EBITDA shall not reflect the cost of any Corporate Charges beyond those Corporate Charges included up to $50,000 as set forth herein.

(xxv) “Employee Benefit Plan” means each pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, share purchase, severance pay, vacation, bonus, retention, change in control or other incentive plan, medical, vision, dental or other health plan, any life insurance plan, flexible spending account, cafeteria plan, vacation, holiday, disability or any other employee benefit plan or fringe benefit plan, including any “employee benefit plan,” as that term is defined in Section 3(3) of ERISA and any other plan, fund, policy, program, practice, custom understanding or arrangement providing compensation or other benefits to any Employees, whether or not such Employee Benefit Plan is or is intended to be (A) covered or qualified under the Code, ERISA or any other applicable Law, (B) written or oral, (C) funded or unfunded, (D) actual or contingent or (E) arrived at through collective bargaining or otherwise.

(xxvi) “Employees” means all employees of any Company or any Subsidiary of any Company.

(xxvii) “Environmental Law” means any and all federal, state, local or foreign statutes, codes, Laws (including common law), ordinances, agency rules, regulations, and guidance, and reporting or licensing requirements relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface, or subsurface strata), or emissions, discharges, releases, or threatened releases of, or the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of, any Hazardous Material.

(xxviii) “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

(xxix) “Escheatment Laws” means Laws relating to unclaimed property that require such property to be held and escheated or transferred to a Governmental Body after a specified period of time or on a specified date.

(xxx) “Escheatment Liabilities” means the liabilities (A) under Escheatment Law to escheat or transfer to a Governmental Body or (B) to pay to any Person, any unclaimed property that arise from or relate to money transmission or remittance transactions initiated or commenced or the conduct of the Companies’ businesses prior to the Closing Date.

(xxxi) “Estimated Closing Statement” means the Shareholders’ estimate of the Purchase Price as of the Closing Date using the components to determine the Purchase Price and setting forth the Shareholders’ estimates of the Minimum Weekend Cash and the Operating Working Capital as of the most recent date preceding the Closing Date on which the Operating Working Capital can be calculated, as set forth in Sections 1.2 and 1.3(a) hereof, estimated in good faith by the Shareholders.

(xxxii) “Estimated Purchase Price” shall mean the Purchase Price as estimated in good faith by the Shareholders as set forth on the Estimated Closing Statement.

(xxxiii) “Europhil Standard Employment Letter(s)” means employment letters between Europhil and each of its employees (other than those indicated on Schedule 15.1(b)) in the form of the employment agreement included in Schedule 15.1(b), except for non-substantive changes to the terms and provisions of such form that do not have the effect of increasing Europhil’s obligations beyond those provided for in such form.

(xxxiv) “GAAP” means generally accepted accounting principles in the United States, applied consistently with prior periods and with a Company’s historical practices and methods.

(xxxv) “GAAP Liabilities” means, as of any date, Liabilities of the Company as of such date that extend more than twelve (12) months from such date which would be required to be accrued on such Company’s balance sheet in accordance with GAAP.

(xxxvi) “Governmental Body” means any government or governmental or regulatory body thereof, or political subdivision thereof, whether federal, state, local or foreign, or any agency, instrumentality or authority thereof, or any court or arbitrator (public or private).

(xxxvii) “GPN Plans” means Contracts and plans providing for stock options or stock purchases, stock appreciation rights, pensions, severance payments under which no Company has any obligations.

(xxxviii) “Hazardous Materials” means (A) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (B) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil, asbestos-containing materials and any polychlorinated biphenyls.

(xxxix) “HSR Act” means Section 7A of the Clayton Act, as added by Title II of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

(xl) “Improvements” means all buildings, structures, fixtures and other improvements included in the Owned Real Property or the Leased Real Property.

(xli) “Indemnification Claim” means a claim for indemnification under Article 12.

(xlii) “Indemnitee” means the Party seeking indemnification hereunder.

(xliii) “Indemnitor” means the Party against whom indemnification is sought hereunder.

(xliv) “Intellectual Property Rights” means all U.S. and foreign (A) patents, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including, without limitation, any reexamined patents and any extensions of any patents, (B) inventions (whether or not patentable), (C) trademarks, service marks, trade names, service names, brand names, trade dress rights, and logos (in each case regardless whether registered) and goodwill associated with any of the foregoing, (D) Internet domain name registrations, (E) copyrights (regardless whether registered), (F) all trade secrets and confidential business information (including, without limitation, ideas, concepts, formulae, know-how, research and development information, drawings, specifications, designs, plans, proposals, technical data, financial, business and marketing plans, and customer and supplier lists and related information), (G) registrations and applications for registration for the foregoing, and (H) all other intellectual property rights.

(xlv) “IRS” means the Internal Revenue Service of the United States of America.

(xlvi) “Knowledge” and the phrases “to the Knowledge of Shareholders,” “to the Knowledge of Sellers”, “ no Shareholder has received notice,” “no Seller has received notice”, “to Shareholders’ Knowledge,” “to Sellers’ Knowledge”, “no Shareholder is aware”, “no Seller is aware” and any other similar phrases as used with respect to a Person (including references to such Person being aware of a particular matter) means the Knowledge after due inquiry of the senior management of each Shareholder and each Company.

(xlvii) “Latin America” means Mexico and, from time to time all of the countries then located in the geographic region of Central America.

(xlviii) “Law” means any code, directive, law (including common law), ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities, or business, including those promulgated, interpreted or enforced by any Governmental Body.

(xlix) “Liability” means any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost or expense (including costs of investigation, collection and defense), claim, deficiency, guaranty or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the Ordinary Course of Business) of any type, secured or unsecured whether accrued, absolute or contingent, direct or indirect, liquidated or unliquidated, matured or unmatured, known or unknown or otherwise.

(l) “License” means any license, franchise, notice, permit, easement, right, certificate, authorization, approval or filing to which any Person is a party or that is or may be binding on any Person or its securities, property or business.

(li) “Lien” means any conditional sale agreement, option, first refusal, pre-emptive right, co-sale, tag-along, drag-along or similar right, covenant, condition, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, assessment or restriction, right of way, security interest, title retention or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest.

(lii) “Litigation” means any suit, action, administrative or other audit, examination or investigation (other than regular audits of financial statements by outside auditors), proceeding, arbitration, cause of action, charge, claim, complaint, compliance review, criminal prosecution, grievance inquiry, hearing, inspection, investigation (governmental or otherwise).

(liii) “Material” or “material” for purposes of this Agreement shall be determined in light of the facts and circumstances of the matter in question; provided that any specific monetary amount stated in this Agreement shall determine materiality in that instance.

(liv) “Material Adverse Effect” or “Material Adverse Change” when used in connection with a Party, any Company or, solely for purposes of the definition of Acceptable Audit Opinion, Europhil, as the case may be, means any change, event, violation, inaccuracy or circumstance the effect of which is both material and adverse to (A)the property, business, operations, assets (tangible and intangible) or financial condition of such Party or of the Companies (taken as a whole) or Europhil (solely in connection with an Acceptable Audit Opinion), as applicable, or (B) the ability of such Party, such Company or Europhil (solely in connection with an Acceptable Audit Opinion), as applicable, to perform any of its material obligations under this Agreement or the Purchase Documents to which it is a party; provided, however, none of the following shall be deemed, in and of itself, to be a Material Adverse Effect with respect to a Party, any Company or Europhil (solely in connection with an Acceptable Audit Opinion) (v) a change that primarily results from economic or political conditions or events affecting the United States economy or world economy, (w) a change that results from the effect of change of control provisions in Contracts between any Company and its principal customers and suppliers, (x) a change that results from the announcement or pendency of this Agreement and the transactions contemplated hereby, (y) a change that results directly from action taken by such Party, Company or Europhil (solely in connection with an Acceptable Audit Opinion) in connection with fulfilling its obligations hereunder, or (z) a failure for any Company or Europhil (solely in connection with an Acceptable Audit Opinion) to meet or exceed any financial projection provided to the Purchaser.

(lv) “Minimum Weekend Cash” means sixty-five percent (65%) of average weekly advances made by GPN or one of its Related Persons to or on behalf of one or more of the Companies with respect to weekend funding requirements of the Companies during the period from Friday through Monday of each week occurring in the twelve (12) month period ending as of the end of the month preceding the Closing Date, excluding, for purposes of such average, Peak Weekends, determined on a basis consistent with the sample calculation set forth on Exhibit C attached hereto and assuming that GPN will continue to fund the business on weekends on the same basis as Exhibit C and consistent with past practices.

(lvi) “Money Transmitter Laws” shall mean any Law relating to the regulation of the business of the transmission of money or funds and the sale or issuance of payment instruments.

(lvii) “Money Transmitter Licenses” shall mean any Licenses issued, granted, given, or otherwise made available by or under or pursuant to any Money Transmitter Law.

(lviii) “Operating Working Capital” means Working Capital of the Companies on a combined basis as of the Closing Date.

(lix) “Order” means any decree, injunction, judgment, order, ruling, writ, quasi-judicial decision or award or administrative decision or award of any federal, state, local, foreign or other court, arbitrator, mediator, tribunal, administrative agency or Governmental Body to which any Person is a party or that is or may be binding on any Person or its securities, assets or business.

(lx) “Ordinary Course of Business” means the following: an action taken by a Person will be deemed to have been taken in the Ordinary Course of Business only if that action: (A) is consistent in nature, scope and magnitude with the past practices of such Person and is taken in the ordinary course of the normal, day-to-day operations of such Person; (B) does not require authorization by the board of directors or shareholders of such Person (or by any Person or group of Persons exercising similar authority) and does not require any other separate or special authorization of any nature; and (C) is similar in nature, scope and magnitude to actions customarily taken, without any separate or special authorization, in the ordinary course of the normal, day-to-day operations of other Persons that are in the same line of business as such Person.

(lxi) “Organizational Documents” means, with respect to any corporation, limited liability company, partnership, limited partnership, sociedad de responsabilidad limitada, sociedad anonima, sociedad anonima de capital variable or similar entity, its certificate of incorporation, certificate of formation, bylaws, operating agreement, partnership agreement, public deed or other organizational documents as may be required or permitted by the Laws of such entity’s jurisdiction of formation.

(lxii) “Owned Real Property” means all real property that is owned by any Company, and all of such Company’s right, title, and interest in the Improvements located thereon, together with all water lines, rights of way, uses, Licenses, hereditaments, tenements, and appurtenances belonging or appertaining thereto and any and all assignable warranties of Third Parties with respect thereto.

(lxiii) “Party” means any party hereto and “Parties” means all parties hereto.

(lxiv) “Peak Weekends” means in any year Mother’s Day and Father’s Day in Mexico, Presidents’ Day and Memorial Day in the U.S. and Christmas Day to the extent any such days fall on a Friday, Saturday, Sunday or Monday.

(lxv) “Permit” means any Governmental Body approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets, or business.

(lxvi) “Permitted Encumbrances” means (A) Liens for Taxes not yet due and payable (other than Taxes arising out of the transactions contemplated by this Agreement); (B) such Liens, if any, that, in the aggregate, do not have a Material negative impact on the value or present use of any of any Company’s assets or properties, including the Owned Real Property or Leased Real Property; and (C) other Liens relating to the Company’s assets or properties that are not related to borrowed money and that (y) secure the liabilities of any Company and (z) have been properly disclosed to Purchaser on an appropriate schedule to this Agreement; and (D) Liens, if any, relating to Purchaser’s financing to which any Company’s assets and properties are subject at Closing.

(lxvii) “Person” means a natural person or any legal, commercial or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, limited liability partnership, trust, business association, group acting in concert, or any person acting in a representative capacity.

(lxviii) “Pre-Closing Tax Period” means any taxable year or period (or portion thereof) that ends on or before the Closing Date.

(lxix) “Purchase Documents” means this Agreement, the Transition Services Agreement and the other documents or agreements to be executed in connection herewith.

(lxx) “Purchaser Group Member” means Purchaser and its Related Persons, and their respective directors, officers, employees, agents, successors and assigns. For purposes hereof each Company shall be considered Purchaser Group Members from and after the Closing.

(lxxi) “Purchaser Indemnitees” means Purchaser and its Related Persons. For purposes hereof, each Company shall be considered a Purchaser Indemnitee from and after the Closing.

(lxxii) “Real Property Taxes” means all ad valorem Taxes imposed upon the Owned Real Property and any portion of the Leased Real Property, general assessments imposed with respect to the Leased Real Property and special assessments upon the Leased Real Property, whether payable in full or by installments prior to the Closing Date.

(lxxiii) “Registered Intellectual Property” means all the following Intellectual Property Rights owned by each Company: (A) patents, including continuations, divisionals, continuations-in-part, or reissues of patent applications and patents issuing thereon, including, without limitation, any reexamined patents and any extensions of any patents, (B) registered trademarks, service marks, trade names, service names, brand names, trade dress rights, and logos, (C) all registrations for Internet domain names, (D) registered copyrights, and (E) all applications for registration of the foregoing.

(lxxiv) “Related Person” means with respect to any specified Person other than an individual: (A) any Person that directly or indirectly controls, is directly or indirectly controlled by or is directly or indirectly under common control with such specified Person; (B) any Person that holds a Material Interest in such specified Person; (C) each director, officer, partner, executor or trustee of such specified Person; (D) any Person in which such specified Person holds a Material Interest; and (E) any Person with respect to which such specified Person serves as a general partner or a trustee (or in a similar capacity). For purposes of this definition, (1) “control” (including “controlling,” “controlled by,” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and shall be construed as such term is used in the rules promulgated under the Securities Act; and (2) “Material Interest” means direct or indirect beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of (x) voting securities or other voting interests representing at least fifty percent (50%) of the outstanding voting power of a Person, (y) equity securities or other equity interests representing at least fifty percent (50%) of the outstanding equity securities or equity interests in a Person, or (z) the power to elect a majority of the board of directors, managers or similar governing body of a Person. Notwithstanding the foregoing, a Related Person of GPN shall not include HSBC Bank or any of its Related Persons, Comerica Bank or any of its Related Persons, Equifax or any of its Related Persons, or any director, officer, partner, executor, or trustee of such Person.

(lxxv) “Restricted Region” means the Caribbean, Spain, Belgium, the United Kingdom, Italy, Latin America, the United States, Mexico, South America and any other countries where any Company (or its Agents) accept funds for transmission or pays, directly or indirectly through a Correspondent, money remittances.

(lxxvi) “Rights” means all arrangements, calls, commitments, contracts, options, rights to subscribe to, redemption, scrip, understandings, warrants, or other binding obligations of any character whatsoever relating to, or securities or rights convertible into or exchangeable for, shares of the capital stock or other equity interests of a Person or by which a Person is or may be bound to issue additional shares of its capital stock or other equity interests or other Rights.

(lxxvii) “Securities Act” means the Securities Act of 1933, as amended.

(lxxviii) “Settlement Obligations” as of any date means the amounts due from the Companies to Correspondents as of such date.

(lxxix) “Shareholder Indemnitees” means each Shareholder and its Related Persons.

(lxxx) “South America” means, from time to time all of the countries then located in the geographic region of South America.

(lxxxi) “Straddle Period” means any Tax period that begins before the Closing Date and ends after the Closing Date.

(lxxxii) “Subsidiary” of a Person means any business entity of which the Person either (A) owns or controls 50% or more of the outstanding equity securities, either directly or indirectly, (provided, there shall not be included any such entity the equity securities of which are owned or controlled in a fiduciary capacity), (B) in the case of partnerships, serves as a general partner, (C) in the case of a limited liability company, serves as a managing member, or (D) otherwise has the ability to elect a majority of the directors, trustees, managing members or others persons or body exercising management control thereof.

(lxxxiii) “Tax” means any federal, state, county, local, or foreign tax, charge, fee, levy, impost, duty, or other assessment, including income, gross receipts, excise, employment, sales, use, transfer, recording, license, payroll, franchise, severance, documentary, stamp, occupation, windfall profits, environmental, federal highway use, commercial rent, customs duty, capital stock, paid-up capital, profits, withholding, social security, single business and unemployment, disability, real property, personal property, registration, ad valorem, value added, alternative or add-on minimum, estimated, or other tax or governmental fee of any kind whatsoever, imposed or required to be withheld by any Governmental Body, including any interest, penalties, and additions imposed thereon or with respect thereto, and including liability for the Taxes of any other person under Treas. Reg. 1.1502-6 (or any similar provision of state, local, or foreign law) as a transferee or successor, by contract, or otherwise.

(lxxxiv) “Taxing Authority” means the IRS and any other federal, state, local or foreign Governmental Body responsible for the administration of any Tax.

(lxxxv) “Tax Benefit” means any deduction or loss that may be claimed for Tax purposes by an Indemnitee.

(lxxxvi) “Tax Return” means any return (including any informational return) report, statement, schedule, notice, form or other document or information filed with or submitted to, or required to be filed with or submitted to any Taxing Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of compliance with any legal requirement relating to any Tax including any attachment thereto, and including any amendment thereof.

(lxxxvii) “Third Party” means any Person other than a Party.

(lxxxviii) “Third Party Claim” means any claim instituted against the Indemnitee by a Third Party.

(lxxxix) “Treasury Regulations” means the Federal income tax regulations promulgated under the Code, as such regulations may be amended from time to time.

(xc) “TTM EBITDA” means, as of any date, EBITDA for the twelve (12) month period ending as of such date.

(xci) “Working Capital” means as of any date with respect to any Company (A) cash and cash equivalents of such Company, including cash in Company Stores of such Company, cash being held by armored truck services and cash in transit, plus (B) other current assets, less (C) to the extent included in such other current assets, any loans or advances to employees or officers, less (D) the sum of Settlement Obligation and other current liabilities of such Company, each as of such date, determined on a consolidated or combined basis, as the case may be, in accordance with GAAP (which calculation may result in a positive or negative number), calculated consistent with Exhibit D.

15.2 Arbitration.

(a) Any dispute, controversy or claim arising out of or relating to this Agreement or any Purchase Document or the performance by the Parties of its or their terms shall be settled by binding arbitration held in Atlanta, Georgia. The Commercial Arbitration Rules of the American Arbitration Association are hereby incorporated by reference; provided, however, that the Parties do not intend any arbitration hereunder to be administered by the American Arbitration Association. The interpretation and enforceability of this Section 15.2 shall be governed exclusively by the Federal Arbitration Act, 9 U.S.C. § 1-16.

(b) The panel to be appointed shall consist of three neutral arbitrators, unless the matter in dispute is reasonably expected to involve claims less than $1,000,000.00 in the aggregate, in which case there shall be a single arbitrator to be mutually selected by the Parties. One arbitrator shall be appointed by a Party to the dispute and one arbitrator shall be appointed by the other Party to the dispute within thirty (30) days after the commencement of the arbitration proceeding. The third arbitrator shall be appointed by mutual agreement of the two (2) selected arbitrators and shall be experienced in corporate contractual matters relating to transactions of the nature contemplated by this Agreement.

(c) The arbitrators shall allow such discovery as the arbitrators determine appropriate under the circumstances and shall resolve the dispute as expeditiously as practicable. The Federal Rules of Civil Procedure (the “FRCP”) are hereby incorporated by reference for purposes of the discovery process; provided that the FRCP may be waived by the Parties by written agreement, or by any appointed arbitrator. The arbitrators shall give the parties written notice of the decision, with the reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the arbitrators shall be final, binding, and conclusive with respect to all Persons, including Persons who have failed or refused to participate in the arbitration process.

(d) The arbitrators shall have authority to award relief under legal or equitable principles, including interim or preliminary relief, and to allocate responsibility for the costs of the arbitration and to award recovery of attorneys’ fees and expenses in such manner as is determined to be appropriate by the arbitrators.

(e) Judgment upon the award rendered by the arbitrators may be entered in any court having in personam and subject matter jurisdiction.

(f) All proceedings under this Section 15.2, and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties.

(g) The fact that the dispute resolution procedures specified in this Section 15.2 shall have been or may be invoked shall not excuse any Party from performing its obligations under this Agreement or any Purchase Document and during the pendency of any such procedure all Parties shall continue to perform their respective obligations in good faith, subject to any rights to terminate this Agreement or any Purchase Document that may be available to any Party.

15.3 Fees and Expenses.

(a) Except as otherwise specifically provided below or elsewhere in this Agreement, regardless of whether the transactions contemplated by this Agreement are consummated, Shareholders and Purchaser each shall pay their respective fees and expenses in connection with the transactions contemplated by this Agreement. Notwithstanding anything in this Agreement to the contrary if, after the Closing Date, any Company receives any bills or invoices from any legal, accounting, investment banking or other consultants or advisors that relate to fees incurred by a Company or Shareholder with respect to the transactions contemplated by the Purchase Documents, the Company shall forward such bills or invoices to the Shareholders’ Representative for payment of such amount promptly after receipt thereof.

(b) The Purchaser, on the one hand, and the Sellers, on the other hand, shall equally share the fees associated with the notification and report form required by the HSR Act.

15.4 Notices.

All notices, requests, demands, and other communications hereunder shall be in writing (which shall include communications by telex and telephonic facsimile) and shall be delivered (a) in person or by courier or overnight service, (b) mailed by first class registered or certified mail, postage prepaid, return receipt requested, or (c) by facsimile transmission, as follows:

If to the Shareholders’ Representative:

Global Payments Inc.

10 Glenlake Parkway, North Tower

Atlanta, Georgia 30328

Attention: Corporate Secretary

Telephone: (770) 829-8256

Facsimile: (770) 829-8265

with a copy (which shall not constitute notice) to:

Alston & Bird, LLP

90 Park Avenue

New York, New York 10016

Attention: Mark F. McElreath

Telephone: (212) 210-9595

Facsimile: (212) 210-9444

If to Purchaser:

Money Transfer Acquisition Inc.

c/o Palladium Capital Management III, L.L.C.

Rockefeller Center

1270 Avenue of the Americas

Suite 2200

New York, NY 10020

Attention: David Perez

Telephone: 212-218-5150

Facsimile: 212-218-5155

with a copy (which shall not constitute notice) to:

Edwards Angell Palmer & Dodge LLP

750 Lexington Avenue

New York, NY 10022

Attention: Geoffrey Etherington

Telephone: (212) 912-2740

Facsimile: (212) 308-4844

or to such other address as the parties hereto may designate in writing to the other in accordance with this Section 15.4. Any Party may change the address to which notices are to be sent by giving written notice of such change of address to the other parties in the manner above provided for giving notice. If delivered personally or by courier, the date on which the notice, request, instruction or document is delivered shall be the date on which such delivery is made and if delivered by facsimile transmission or mail as aforesaid, the date on which such notice, request, instruction or document is received shall be the date of delivery.

15.5 Assignment.

Prior to the Closing, this Agreement shall not be assignable by any of the Parties hereto without the written consent of the others, provided that Purchaser shall have the right to assign to any Subsidiary of Purchaser with the written consent of the Sellers, which consent shall not be unreasonably delayed, conditioned or withheld, it being acknowledged that (a) the Sellers shall not withhold consent to an assignment to a Subsidiary of the Purchaser that would not reasonably be expected to delay or adversely affect any Consent of a Governmental Body to the change of control of any Company, and (b) the Sellers will be entitled to withhold consent to an assignment that would reasonably be expected to delay or adversely affect any Consent of a Governmental Body to the change of control of any Company.

15.6 No Benefit to Others.

The representations, warranties, covenants, and agreements contained in this Agreement are for the sole benefit of the Parties hereto and, in the case of Article 12 hereof, the Purchaser Indemnitees and the Shareholder Indemnitees, and their respective heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any Third Party beneficiary or any other rights on any other Persons.

15.7 Headings and Gender; Construction; Interpretation.

(a) The table of contents and the captions and section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. All references in this Agreement to “Section” or “Article” shall be deemed to be references to a Section or Article of this Agreement.

(b) Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine, or neuter, as the context requires. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed followed by the words “without limitation.”

(c) This Agreement has been reviewed, negotiated and accepted by all Parties and their attorneys and shall be construed and interpreted according to the ordinary meaning of the words so as fairly to accomplish the purposes and intentions of all the Parties. No Party to this Agreement shall be considered the draftsman.

15.8 Counterparts.

This Agreement may be executed in two (2) or more counterparts, all of which shall be considered one and the same Agreement, and shall become effective when one counterpart has been signed by each Party and delivered to the other Parties hereto.

15.9 Actions of the Company.

(a) Whenever this Agreement requires a Company to take any action or to refrain from taking any action, such requirement shall be deemed to involve, with respect to actions to be taken, or not to be taken, at or prior to the Closing, an undertaking on the part of Shareholders to cause the Company to take such action or to refrain from taking such action, as applicable, to the extent Shareholders has the requisite authority to so do.

(b) Whenever this Agreement requires a Company to take any action or to refrain from taking any action, such requirement shall be deemed to involve, with respect to actions to be taken, or not to be taken, following the Closing, an undertaking on the part of Purchaser to cause the Company to take such action or to refrain from taking such action, as applicable, to the extent Purchaser has the requisite authority to so do.

15.10 Integration of Agreement.

(a) This Agreement, the Schedules, the Exhibits and the other Purchase Documents constitute the entire agreement among the Parties relating to the subject matter hereof and supersede all prior agreements, oral and written, between the Parties with respect to the subject matter hereof, including that certain letter of intent between the Purchaser and GPN dated September 18, 2009.

(b) Neither this Agreement, nor any provision hereof, may be changed, waived, discharged, supplemented, or terminated orally, but only by an agreement in writing signed by the Party against which the enforcement of such change, waiver, discharge or termination is sought. The failure or delay of any Party at any time or times to require performance of any provision of this Agreement shall in no manner affect its right to enforce that provision. No single or partial waiver by any Party of any condition of this Agreement, or the breach of any term of this Agreement or the inaccuracy or warranty of this Agreement, whether by conduct or otherwise, in any one or more instances shall be construed or deemed to be a further or continuing waiver of any such condition, breach or inaccuracy or a waiver of any other condition, breach or inaccuracy.

15.11 Waiver.

The rights and remedies of the Parties to this Agreement are cumulative and not alternative. Neither the failure nor any delay by any Party in exercising any right, power, or privilege under this Agreement or the Purchase Documents will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power, privilege. To the maximum extent permitted by applicable Law, (a) no claim or right arising out of this Agreement or the Purchase Documents can be discharged by one Party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other Party; (b) no waiver that may be given by a Party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one Party will be deemed to be a waiver of any obligation of such Party or of the right of the Party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the Purchase Documents.

15.12 Time of Essence.

Time is of the essence in this Agreement.

15.13 Governing Law.

Regardless of any conflict of law or choice of law principles that might otherwise apply, the Parties agree that this Agreement shall be governed by and construed in all respects in accordance with the Laws of the State of Delaware. The Parties agree and acknowledge that the State of Delaware has a reasonable relationship to the Parties and/or this Agreement. As to any dispute, claim, or Litigation arising out of or relating in any way to this Agreement or the transaction at issue in this Agreement, the Parties hereby agree and consent to be subject to the exclusive jurisdiction of the United States District Court for the District of Delaware. If jurisdiction is not present in federal court, then the Parties hereby agree and consent to the exclusive jurisdiction of the state courts of Wilmington, Delaware. Each Party hereby irrevocably waives, to the fullest extent permitted by Law, (a) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such court, (b) any claim that any suit, action or proceeding brought in such court has been brought in an inconvenient forum, and (c) any defense that it may now or hereafter have based on lack of personal jurisdiction in such forum.

15.14 Partial Invalidity.

Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but in case any one or more of the provisions contained in this Agreement shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision or provisions had never been contained herein unless the deletion of such provision or provisions would result in such a material change as to cause completion of the transactions contemplated hereby to be unreasonable. To the extent the deemed deletion of the invalid, illegal or unenforceable provision or provisions is reasonably likely to have a Material Adverse Effect, the Parties shall endeavor in good faith to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as practicable to that of the invalid, illegal or unenforceable provisions.

15.15 Investigation.

Purchaser acknowledges that its officers, directors, employees and authorized representatives and agents have been given an opportunity to examine the agreements, instruments, documents and other information relating to the Company that they have requested to examine. To the extent that as a result of any investigation or examination in connection with this Agreement, Purchaser has actual Knowledge of facts contrary to the statements made in any representation, warranty, covenant, or agreement of Shareholders set forth herein and completes the Closing without requiring correction or amendment of such contrary statements, Purchaser shall be estopped from asserting reliance on such contrary representation, warranty, covenant or agreement in connection with any post-Closing claim for indemnification pursuant to Article 12 hereof. Shareholders shall have the burden of proving Purchaser’s actual Knowledge of such contrary facts. Any disclosure made on one Schedule shall not be deemed made on any other Schedule, unless appropriate cross-referencing is made. The representations and warranties of Shareholders and Purchaser shall survive the Closing and the execution and delivery of all instruments of conveyance and shall not be extinguished thereby.

(Signatures appear on the following page.)

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed under seal on its behalf by its duly authorized officers, all as of the day and year first above written.

PURCHASER:

MONEY TRANSFER ACQUISITION INC.

By:	/s/ David Perez
Name:	David Perez
Title:	President and CEO

SHAREHOLDERS:

GLOBAL PAYMENTS INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Its:	President

GP FINANCE, INC.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Its:	Treasurer

LATIN AMERICA MONEY SERVICES, LLC

By:	/s/ James G. Kelly
Name:	James G. Kelly
Its:	President

DOLEX EUROPE, S.L.

By:	/s/ James G. Kelly
Name:	James G. Kelly
Its:	Power of Attorney

SHAREHOLDERS’ REPRESENTATIVE:

/s/ James G. Kelly
James G. Kelly, solely for purposes of Section 13.1(a)